SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2008

Fellow Shareholder:

Please join me and the Board of Directors at the 2008 Annual Meeting of Shareholders of StanCorp Financial Group, Inc., on Monday, May 5, 2008. The meeting will take place at 11:00 a.m. Pacific time at the Hilton Portland, located at 921 SW 6th Avenue in Portland, Oregon.

Information regarding the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. We will also present a report on our 2007 operations at the meeting. Our 2007 Annual Report to Shareholders, which includes our Form 10-K and audited financial statements for fiscal year 2007, is also enclosed with this mailing.

If you are unable to attend and vote in person, you can still participate in the Annual Meeting by voting your proxy by mail, telephone, or over the Internet. For instructions on voting by each of these methods, please refer to the proxy card in this packet. A vote by telephone or over the Internet must be received by 11:59 p.m. Eastern time on May 4, 2008. A mailed proxy card must be received prior to the Annual Meeting.

On behalf of the entire Board of Directors, I encourage you to vote your proxy either in person or via one of the other methods available so that your shares can be represented at the Annual Meeting.

Sincerely,

ERIC E. PARSONS
Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of StanCorp Financial Group, Inc., an Oregon corporation, will be held May 5, 2008 at 11:00 am Pacific time at the Hilton Portland, 921 SW 6th Ave, Portland, Oregon, for the following purposes:

1.	Election of Directors;

2.	Proposal to Ratify Appointment of Independent Registered Public Accounting Firm;

3.	Proposal to Approve Amendments to the Amended 2002 Stock Incentive Plan;

4.	Proposal to Approve the Amended and Restated Shareholder Rights Plan; and

5.	To transact any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on March 3, 2008 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may vote in person, by written proxy, by telephone or over the Internet. Instructions for voting by telephone and over the Internet are printed on the enclosed proxy card. If you attend the meeting and intend to vote in person, please notify our personnel of your intent as you sign in for the meeting.

Important Notice Regarding the Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2008 Annual Meeting of Shareholders to Be Held on May 5, 2008:

The Proxy Statement and the Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/SFG

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

April 1, 2008

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

I.    GENERAL INFORMATION

This Proxy Statement concerns the Annual Meeting of Shareholders of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “us,” “our”) to be held on May 5, 2008 (“Annual Meeting”). The Annual Meeting will be held at 11:00 a.m. Pacific time at the Hilton Portland, 921 SW 6th Ave, Portland, Oregon. Our shares of common stock trade on the New York Stock Exchange Euronext (“NYSE Euronext”) under the ticker symbol “SFG.” We have only one outstanding class of common stock that is eligible to vote. As of March 3, 2008, we had 49,021,517 outstanding shares of common stock (“Common Stock”).

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. You will be asked to vote upon four items: Item 1. Election of Directors; Item 2. Proposal to Ratify appointment of Independent Registered Public Accounting Firm; Item 3. Proposal to Approve Amendments to the Amended 2002 Stock Incentive Plan; and Item 4. Proposal to Approve the Amended and Restated Shareholder Rights Plan. Your proxy also will permit a vote on any other matter that may legally come before the Annual Meeting. We currently are not aware of any other item that will require a shareholder vote.

Included with this mailing is a copy of our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and our audited financial statements. Distribution of this Proxy Statement, the accompanying proxy card and voting instructions occurs on or about April 1, 2008 to holders of our Common Stock as of the record date for the Annual Meeting.

Voting Rights

Each share of our Common Stock is entitled to one vote on each proposal and with respect to each director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own our Common Stock on the record date. The Board has set the record date as the close of our business day on March 3, 2008 (“Record Date”). If you owned shares as of the Record Date, you may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the postage paid envelope, by using a toll-free telephone number, or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 4, 2008. If you choose to vote by mail, we must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

Included in this packet is a proxy card. The Company is soliciting this proxy from you on behalf of its Board of Directors. The proxy holder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxy holders will vote your shares in accordance with the recommendations of our Board with regard to Item 1, Item 2, Item 3 and Item 4. If other matters come before the Annual Meeting that require a shareholder vote, the proxy holder will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to our Corporate Secretary, P7E, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 2, 2008. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy we have received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, our Articles of Incorporation and our Bylaws, the election of nominees to our Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving the highest number of votes cast in each class will be elected. Except as otherwise provided under Item 3 “Proposal to Approve Amendments to the Amended 2002 Stock Incentive Plan,” for a proposal to pass at the Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, facsimile or other electronic means. We have also engaged the firm of Georgeson, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Inc. a fee of $5,500 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Euronext, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp Common Stock.

II.    MATTERS TO BE VOTED UPON

1.    Election of Directors

StanCorp’s business, property and affairs are managed under the direction of the Board of Directors. The Board is comprised of 12 directors divided into three classes, but the number of directors will be reduced to eleven effective at the Annual Meeting. Each of these classes serves a three-year term in office. At this Annual Meeting, shareholders will be requested to elect three Class III directors for a three-year term. Class III currently consists of four directors, three of whom have agreed to stand for re-election.

Votes may not be cast for a greater number of director nominees than three.

Board members of the Company also serve on the Board of Directors of our principal subsidiary, Standard Insurance Company. Our directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

The StanCorp Corporate Governance Guidelines include a majority vote standard for the election of directors whereby any nominee for director in an uncontested election as to whom a majority of shares are designated to be “withheld” from his or her election will promptly tender his or her resignation to the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Directors in Classes

We have set forth below information, as of December 31, 2007, about each nominee and continuing director. This information includes the director’s age, positions held with us, principal occupation, business history for at least the last five years, committees of our Board on which the director serves, and other corporate directorships held.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	60	1989	Director	2009
Stanley R. Fallis	67	2006	Director	2009
Peter O. Kohler, MD	69	1990	Director	2009
Eric E. Parsons	59	2002	Chairman	2009

Class II
Jerome J. Meyer	69	1995	Director	2010
Ralph R. Peterson	63	1992	Director	2010
E. Kay Stepp	62	1997	Director	2010
Michael G. Thorne	67	1992	Lead Director	2010

Class III
Frederick W. Buckman	61	1996	Director	2008
John E. Chapoton	71	1996	Director	2008
Ronald E. Timpe	68	1993	Director	2008

(1)	Directors elected prior to 1999 served on the Board of Directors of Standard Insurance Company, and became directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class III directors: Frederick W. Buckman, John E. Chapoton, and Ronald E. Timpe, all of whom are current directors. Each nominee for election under Class III qualifies as an independent director under applicable NYSE Euronext rules. If elected, Class III directors except for Mr. Chapoton will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2011 and until their successors are elected and qualified. Mr. Chapoton will reach the retirement age established by our Board effective at the 2009 Annual Meeting of Shareholders.

If any nominee should become unable to serve, the proxy holder will vote for the person or persons the Board recommends, if any. We have no reason to believe that any of the nominees will be unable to serve if elected.

Business History of Nominees for Election

Frederick W. Buckman.    In August 2007, Mr. Buckman was named Managing Partner, Utilities, of Brookfield Asset Management, a global asset manager focused on property, power and other infrastructure assets. From 1999 to September 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is also President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon and from 1994 to 1998 served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman is a director of Quanta Services, Inc., a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, telecommunications, broadband cable and gas pipeline industries, and a member of the Board of MMC Energy, Inc., an energy acquisition company which acquires and operates critical power generation and energy infrastructure assets. He also serves on the Board of Terra Systems, Inc., a clean energy technology company. Mr. Buckman chairs the Nominating & Corporate Governance Committee and serves on the Organization & Compensation Committee.

John E. Chapoton.    Since 2001, Mr. Chapoton has been a partner and strategic advisor of Brown Advisory in Washington, D.C. From 1984 to 2000, Mr. Chapoton was a partner in the law firm of Vinson & Elkins, serving as managing partner of the Washington, D.C. office of that firm through 1999. Mr. Chapoton is a director of Saul Centers, Inc., a Real Estate Investment Trust based in Bethesda, Maryland. Mr. Chapoton serves on the Nominating & Corporate Governance Committee and the Organization & Compensation Committee.

Ronald E. Timpe.    From 1998 to May 2004, Mr. Timpe was Chairman of the Board of Directors of StanCorp and our principal subsidiary, Standard Insurance Company. From 1994 until 2003, Mr. Timpe served as President and Chief Executive Officer of Standard Insurance Company and, upon its formation in 1998, StanCorp Financial Group, Inc. Mr. Timpe serves on the Finance & Operations Committee.

Our Board of Directors recommends a vote FOR the election of the above nominees as directors.

Business History of Continuing Directors

Virginia L. Anderson.    In May 2007, Ms. Anderson was named President of the Safeco Insurance Foundation, a private charitable foundation established by Safeco Insurance in Seattle, Washington. From 1988 to April 2006, Ms. Anderson was the Director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Ms. Anderson serves on the Audit Committee and the Finance & Operations Committee.

Stanley R. Fallis.    From 1994 to 1999, Mr. Fallis was the Chair and Chief Executive Officer of Everen Clearing Corporation, a securities execution and clearing company, and the Senior Executive Vice President and Chief Administrative Officer for Everen Securities, Inc., a national full service brokerage firm. Mr. Fallis is a director of Hines Horticulture, Inc., one of the largest commercial nursery operations in North America. Mr. Fallis serves on the Audit and Nominating & Corporate Governance Committees.

Peter O. Kohler, MD.    In April 2007, Dr. Kohler was named Vice Chancellor of the University of Arkansas for Medical Sciences. From 1988 to September 2006, Dr. Kohler was President of Oregon Health & Science University, located in Portland, Oregon and is now President emeritus of that institution. He also served as a director of the Portland Branch of the Federal Reserve Bank of San Francisco through December 2006. Dr. Kohler serves on the board of iSense, a development stage company dedicated to the development and manufacture of a minimally-invasive continuous glucose monitor. Dr. Kohler serves on the Finance & Operations Committee and the Organization & Compensation Committee.

Jerome J. Meyer.    From 1990 to 1999, Mr. Meyer was Chairman of the Board and Chief Executive Officer of Tektronix, Inc., a high technology company located in Beaverton, Oregon. Mr. Meyer serves on the Audit Committee and is Chair of the Finance & Operations Committee.

Eric E. Parsons.    Mr. Parsons has been President and Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company, since 2003; he was also elected Chairman in 2004. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company during 2002. Prior to May 2002, he served as Chief Financial Officer and has held management positions in finance, investments, mortgage loans and real estate.

Ralph R. Peterson.    Since 1991, Mr. Peterson has been Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., an engineering, design and consulting firm located in Denver, Colorado. Mr. Peterson is Chair of the Audit Committee and serves on the Finance & Operations Committee.

E. Kay Stepp.    From 1994 to 2002, Ms. Stepp was principal and owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric, an electric utility. Ms. Stepp is Chair of the Corporate Board of Providence Health System and also serves as a director of Planar Systems, Inc. and Franklin Covey Co. Ms. Stepp is Chair of the Organization & Compensation Committee and serves on the Finance & Operations Committee.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was Director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. He maintains an active ownership and management interest in the Thorne family farm near Pendleton, Oregon. Mr. Thorne serves as Lead Director of StanCorp, and serves on the Finance & Operations Committee and the Audit Committee.

2.	Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2008. Although not required, our Board is requesting ratification by our shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

We have been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2007 and 2006 were as follows:

	2007	2006
Audit Fees	$1,567,500	$1,496,500
Audit-Related Fees	185,000	161,500
Tax Fees	—	29,521
All Other Fees	—	—

Total	$1,752,500	$1,687,521

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. “Audit-related” fees were paid for audit of the Company’s employee benefit plans, a report on the procedures of the Retirement Plans Division (per Statement on Auditing Standards No. 70), and audits of certain real estate operating expenses. Tax fees in 2006 were paid for the purchase of software produced by a Deloitte & Touche subsidiary that is used in the filing of the Company’s federal income tax return.

The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Our Board of Directors recommends a vote FOR Ratification of Deloitte & Touche as the Company’s Independent Registered Public Accounting Firm for 2008.

3.	Proposal to Approve Amendments to the Amended 2002 Stock Incentive Plan

Stock options and performance-based share awards granted under our Amended 2002 Stock Incentive Plan (the “2002 Stock Plan”) are the two key elements of the long-term incentive component of our senior executive compensation program. We also make annual stock option grants to approximately 90 additional officers and other senior employees under the 2002 Stock Plan. The Board believes that these equity compensation programs continue to be important factors in our ability to attract, retain and motivate qualified executives and officers.

Summary of Proposed Amendments

Increase in Available Shares.    As of February 29, 2008, out of a total of 2,900,000 shares of Common Stock reserved for issuance under the 2002 Stock Plan, only 354,185 shares remained available for future grants, and out of the original subset of 700,000 shares available for stock awards other than options under the 2002 Stock Plan, only 405,909 shares remained available for future grants assuming adequate shares of available common stock remained in the 2002 Stock Plan. These numbers assume maximum payout of all outstanding performance-based share awards, even though such maximum payouts are not expected to occur. The Board believes that additional shares will be needed to continue to provide equity incentives under the 2002 Stock Plan. Accordingly, the Board, on December 7, 2007 adopted amendments to the 2002 Stock Plan, subject to shareholder approval, to reserve an additional 1,900,000 shares of Common Stock for issuance under the 2002 Stock Plan, of which 400,000 shares would be available for stock awards other than options. These proposed amendments therefore increase the total shares reserved for issuance under the 2002 Stock Plan to 4,800,000 shares of which 1,100,000 may be issued as stock awards other than options. Grants of stock options under the 2002 Stock Plan and our prior 1999 Omnibus Stock Incentive Plan, net of option cancellations, totaled 409,948 shares in 2005, 376,741 shares in 2006, and 318,787 shares in 2007. The number of shares that vested under performance share awards under the 2002 Stock Plan totaled 28,220 in 2005, 31,945 in 2006 and 27,086 in 2007.

Increase Maximum Annual Dollar Performance Award.    Although all performance-based awards we have granted have been denominated in shares of Common Stock, the 2002 Stock Plan also authorizes the grant of performance-based awards denominated in dollars. The Board adopted an amendment to the 2002 Stock Plan, subject to shareholder approval, to increase the maximum amount payable under dollar-denominated performance awards granted to any person in any year from $2,000,000 to $3,000,000.

Other Amendments.    Other amendments to the 2002 Stock Plan adopted by the Board, subject to shareholder approval, include (i) the addition of several items to the list of business criteria that may be the basis for performance-based awards to make this list consistent with the similar list in our Short Term Incentive Plan and (ii) clarification that stock awards may be issued under Section 7 of the 2002 Stock Plan without restrictions. In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on grants of stock options under the 2002 Stock Plan of 500,000 shares annually, the per-employee limit on grants of performance-based awards denominated in stock of 150,000 shares annually, and the list of business criteria for performance-based awards. Reapproval of these items is required every five years for continued compliance with regulations under Section 162(m) of the Code. See “Description of the Amended 2002 Stock Incentive Plan—Tax Consequences” below.

Description of the Amended 2002 Stock Incentive Plan

The complete text of the 2002 Stock Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Appendix A. The following description of the 2002 Stock Plan is a summary of certain provisions and is qualified in its entirety by reference to Appendix A.

Eligibility.    Employees, officers and directors of the Company or any subsidiary of the Company, and selected non-employee agents, consultants, advisors, product salespersons and independent contractors of the Company or any parent or subsidiary of the Company, are eligible to participate in the 2002 Stock Plan.

Administration.    The 2002 Stock Plan is administered by the Board. The Board may delegate to a committee of the Board any or all authority for administration of the 2002 Stock Plan. The Board has delegated to the Organization & Compensation Committee general authority for making awards under the 2002 Stock Plan.

Term of Plan; Amendments.    The 2002 Stock Plan will continue until all shares available for issuance under the 2002 Stock Plan have been issued and all restrictions on such shares have lapsed. However, no awards will be made under the 2002 Stock Plan on or after the 10th anniversary of the last action by the shareholders approving or reapproving the 2002 Stock Plan. The Board may at any time modify or amend the 2002 Stock Plan in any respect; however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options.    The Organization & Compensation Committee determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an Incentive Stock Option, as defined in Section 422 of the Code (“ISO”), or an option other than an ISO (“Non–Statutory Stock Option” or “NSO”). The option price cannot be less than the fair market value of the Common Stock covered by the option on the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

Option Terms Following Termination of Employment.    The 2002 Stock Plan formerly provided that, unless otherwise determined by the Organization & Compensation Committee, options will remain outstanding for up to 60 months following termination of an optionee’s employment as a result of death, disability or retirement. The Board recently adopted amendments to the 2002 Stock Plan to shorten this period to 24 months. We expect to revise our standard form of stock option agreement for future option grants to discontinue our prior practice of accelerating the vesting of options upon voluntary retirement with our consent.

Stock Awards.    The 2002 Stock Plan provides that the Organization & Compensation Committee may issue stock awards in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Organization & Compensation Committee may determine. The 2002 Stock Plan limits the aggregate number of shares that may be issued as stock awards or as payment under performance-based awards (as described below) to 1,100,000 shares.

Performance-Based Awards.    The Organization & Compensation Committee may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Organization & Compensation Committee for the period covered by the award are met and the employee satisfies any other restrictions established by the Organization & Compensation Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 150,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $3,000,000. The 2002 Stock Plan limits the aggregate number of shares that may be issued as payment under performance-based awards or as stock awards to 1,100,000 shares. The payment of a performance-based award in cash will not reduce the number of shares reserved under the 2002 Stock Plan or the number of shares that may be issued as payment under performance-based awards or as stock awards.

Changes in Capital Structure.    The 2002 Stock Plan authorizes the Organization & Compensation Committee to make appropriate adjustment in outstanding options and awards and in shares reserved under the 2002 Stock Plan in the event of a stock split, recapitalization or in certain other transactions. The Organization & Compensation Committee also has discretion to convert options, to extend the post-termination exercise period of outstanding options and to accelerate the vesting of options at any time.

Tax Consequences.    The following description is a summary of the federal income tax consequences of awards under the 2002 Stock Plan. Applicable state, local and foreign tax consequences may differ.

Under federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no regular income upon grant or exercise of an ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an ISO and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either of the holding periods specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. We will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an ISO. Upon any disqualifying disposition by an optionee, we will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Under federal income tax law in effect as of the date of this Proxy Statement, no income is generally realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary income, and we will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. We are required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives a stock award under the 2002 Stock Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. We will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. We are required to withhold income taxes on such income if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options may be granted. Shareholder approval of the 2002 Stock Plan will constitute reapproval of the per-employee limit under the 2002 Stock Plan previously approved by the shareholders (as adjusted for our 2-for-1 stock split effected on December 9, 2005). Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than fair market value of the Common Stock on the date of grant. Accordingly, we believe that if this proposal is approved by shareholders, compensation received on exercise of options granted under the 2002 Stock Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations in effect as of the date of this Proxy Statement, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One of these requirements is shareholder approval at least once every five years of the performance criteria upon which award payouts may be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the 2002 Stock Plan. Shareholder approval of the 2002 Stock Plan will constitute reapproval of the performance criteria and maximum amount payable under stock-denominated awards previously approved by the shareholders (as adjusted for our 2-for-1 stock split effected on December 9, 2005). Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. We believe that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the 2002 Stock Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

Information regarding stock options and performance share awards granted in 2007 to the Named Executive Officers under the 2002 Stock Plan is set forth in the table under “Executive Compensation – Grants of Plan-Based Awards in 2007” below. Stock options for a total of 38,500 shares were granted in 2007 to non-employee directors. Stock options for a total of 165,500 shares and performance share awards for a maximum total of 36,435 shares were awarded in 2007 to employees who are not Executive Officers.

Equity Compensation Plans

We currently have in effect three equity compensation plans, all of which have been approved by shareholders. These are the 1999 Omnibus Stock Incentive Plan, the 1999 Employee Share Purchase Plan and the 2002 Stock Plan. The shares to be issued subject to outstanding options and the shares otherwise available for issue under these plans as of December 31, 2007, without giving effect to the proposed increase in shares available under the 2002 Stock Plan, are presented below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	2,418,103	(1)	$35.58	1,574,668	(2)
Equity compensation plans not approved by security holders	None		—	None

(1)

Consists of 2,343,128 shares subject to outstanding stock options under the 1999 Omnibus Stock Incentive Plan and the 2002 Stock Plan, and 74,975 shares representing the maximum number of shares issuable under outstanding performance share awards under the 2002 Stock Plan. Shares issuable under performance share awards are not included in calculating the weighted average exercise price of outstanding options, warrants and rights.

(2)

Under the 1999 Omnibus Stock Incentive Plan, 38,655 shares remained available for issuance as options or restricted stock. Under the 1999 Employee Share Purchase Plan, there were 820,252 shares available for issuance. Under the 2002 Stock Plan there were 715,761 shares available to be issued, all of which could be issued as options, and 468,871 of which could be issued as stock awards.

Vote Required for Approval

The Board unanimously recommends a vote FOR the proposal to approve the amendments to the 2002 Stock Plan. For this proposal to pass at the Annual Meeting, at least a majority of the outstanding shares of Common Stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions are counted as votes cast and have the effect of “no” votes on the proposal. Broker non-votes are not considered votes cast and have no effect on the results of the vote.

Our Board of Directors recommends a vote FOR the proposal

to approve the Amendments to the Amended 2002 Stock Incentive Plan.

4.	Proposal to Approve the Amended and Restated Shareholder Rights Plan

The Company is currently a party to a Shareholder Rights Agreement with ChaseMellon Shareholder Services, L.L.C. (now known as Mellon Investor Services LLC), as Rights Agent (the “Existing Plan”). The Existing Plan will expire on April 20, 2009. The Board of Directors has considered whether to renew the Existing Plan upon its expiration and the terms on which a renewal would be made. The Board believes that maintaining the existence of a shareholder rights plan is an important tool with which it can protect shareholder value. The Board has also considered concerns expressed by some commentators regarding shareholder rights plans. Balancing these considerations, the Board has (i) proposed an Amended and Restated Rights Agreement (the “Amended Rights Plan”) that modifies the Existing Plan in several material ways that the Board believes would benefit the Company’s shareholders, and (ii) directed that the Amended Rights Plan be submitted to the Company’s shareholders at the 2008 Annual Meeting of Shareholders for approval.

The Amended Rights Plan proposed by the Board modifies the Existing Plan in several material ways that are considered progressive or ‘shareholder friendly’:

•	The Amended Rights Plan increases the stock ownership threshold of a potential acquirer that would trigger the issuance of the Rights under the Amended Rights Plan from 15 percent to 20 percent.

•

The Amended Rights Plan reduces the term from 10 years to 5 years, with independent directors assessing on an annual basis whether the Amended Rights Agreement remains in the best interest of shareholders.

•

The Amended Rights Plan also includes a “Qualifying Offer” provision that would, under certain circumstances, permit holders of at least 10 percent of the outstanding shares of common stock to request that a special meeting be convened for the purpose of voting on whether to exempt the offer from the Amended Rights Plan.

•	Both the Existing Plan and the Amended Rights Plan do not restrict a future board of directors from voting to redeem the Rights (so-called “dead-hand” or “slow hand” provisions).

In considering the provisions of the Amended Rights Plan, the Company consulted institutional shareholder representatives, proxy advisors and published guidelines and modified the Existing Plan to reflect various aspects of this guidance on best practices. The Board believes that the Amended Rights Plan is in the best interest of our shareholders. The Board also believes that the Amended Rights Plan strikes an appropriate balance between using a rights plan to increase negotiating leverage to maximize shareholder value and current best practices in giving shareholders a voice in the process. The Board’s decision to enter into the Existing Plan and to propose the Amended Rights Plan was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep management or the Directors in office.

Shareholders are being asked to vote on the Amended Rights Plan in an effort to determine the viewpoint of shareholders on the advisability of the Amended Rights Plan. Approval of the Amended Rights Plan requires the affirmative vote of a majority of the votes cast on the matter by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be treated as votes cast and will have no effect on the outcome of the vote. If the Amended Rights Plan is approved by shareholders as proposed, the Board intends to adopt the Amended Rights Plan. If the Amended Rights Plan is not approved by shareholders as proposed, the Board intends to take the disapproval as an advisory vote and reevaluate the Amended Rights Plan and determine whether it believes the Amended Rights Plan in its current form or in a further modified form continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, allow the Existing Plan to expire without amendment or renewal, modify the terms of the Amended Rights Plan to change the terms it believes the shareholders found objectionable and adopt the Amended Rights Plan with modifications, or adopt the Amended Rights Plan as presented. If the Board were to decide to allow the Existing Plan to expire without renewal the Board may adopt a shareholder rights plan at a future date if it determines that the adoption of a shareholder rights plan is in the shareholders’ best interests at that time.

Background

Shareholder rights plans serve as an anti-takeover device in an attempt to defend against abusive or otherwise undesirable attempts to acquire control of the corporation. A shareholder rights plan discourages such attempts by making an acquisition of a corporation that is not approved by the corporation’s board of directors or exempted from the shareholder rights plan prohibitively expensive for the acquiror by significantly diluting the acquiror’s stock interest in the corporation and increasing the number of shares of common stock that would have to be acquired. These provisions, which are described in greater detail below, have the effect of encouraging potential acquirors to negotiate with the board of directors of the corporation as elected representatives of the shareholders before acquiring a percent of shares that exceeds the ownership threshold. If the board of directors concludes that a fair price and terms have been offered, the board may redeem the rights as part of an acquisition. A shareholder rights plan will not prevent a takeover of the Company.

The StanCorp Board adopted the Existing Plan in 1999 as a means to protect the shareholders’ interest in the event of an abusive or undesirable attempt by an acquirer to acquire control of the Company. As the expiration date of the Existing Plan approaches, the Board has proposed to adopt the Amended Rights Plan because it continues to believe that a shareholder rights plan is in the best interests of the Company’s shareholders because it:

•

Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the Company and to ensure that all Company shareholders are treated fairly and equally in an acquisition of the Company.

•

Encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair price for shareholders that is consistent with the intrinsic value of the Company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders’ right to exempt the offer under certain circumstances described below).

•

Slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value.

•

Provides the Board with the ability to run an effective auction of the Company or other sale process where the Board has decided to sell the Company, and to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed.

•

Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board.

•

Does not prevent the making of unsolicited offers or the acquisition of the Company since the existence of the Amended Rights Plan does not eliminate the Board’s responsibility to consider fiduciary duties to shareholders.

Summary of Amended and Restated Rights Agreement

The following is a summary of the material terms of the Amended Rights Plan as proposed. The statements below are only a summary, and we refer you to the full text of the Amended Rights Plan, which is attached hereto as Appendix B. Each statement in this summary is qualified in its entirety by this reference.

General

Under the terms of the Amended Rights Plan, each share of common stock outstanding on the Record Date established on adoption of the Amended Rights Plan by the Board will have one Right attached to it. Each share of common stock issued after the Record Date of the Amended Rights Plan will also be issued a Right. Certificates representing the Company’s common stock will also represent the attached Rights, so that the purchase of a share of common stock is also a purchase of the attached Right. The Rights will not be currently exercisable or separately tradable. After the “Distribution Date,” which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Shares (the “Preferred Shares”) at a price of $289.95 (the “Purchase Price”), subject to adjustment. Each one one-hundredth of a Preferred Share has rights that are roughly equivalent to one share of common stock. If certain circumstances occur as discussed below, the Rights would instead entitle their holders to purchase common stock of the Company or an acquirer. Assuming the Amended Rights Plan becomes effective on April 20, 2009, the Rights will expire at the close of business on April 19, 2014 (the “Final Expiration Date”).

Events Causing Exercisability and Separate Transferability

A “Distribution Date” will occur and the Rights will become exercisable and separately tradable upon the earlier of:

(1)	The close of business on the tenth day after the first date of public announcement that a person or group (other than the Company, any subsidiary, or a benefit plan of the Company or its subsidiaries), has acquired, or obtained the right to acquire, except under limited circumstances, beneficial ownership of 20 percent or more of the outstanding common stock; or

(2)	The close of business on the tenth day (or such later date as the Company’s Board of Directors may determine) after the commencement of, or a public announcement of an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined in the following).

Generally, a person or group whose acquisition of common stock causes a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an “Acquiring Person.” Until the Distribution Date, the Rights will be transferable only with the Common Stock.

Effect of a Person Becoming an Acquiring Person

Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-one hundredth of a Preferred Share, that number of shares of Company common stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase Company common stock at a 50 percent discount.

Alternatively, in the event that, after the first public announcement that a person or group has become an Acquiring Person and before the expiration of the rights, StanCorp enters into, consummates or permits to occur a transaction or series of transactions in which, directly or indirectly (A) StanCorp will consolidate, merge with any other person and StanCorp is not the continuing or surviving corporation of the consolidation or merger, or shares of StanCorp common stock are changed into or exchanged for shares of another person or cash or property; (B) Stancorp shareholders participate in a statutory share exchange with any other person; (C) any person consolidates or merges with and into StanCorp, with StanCorp continuing as the surviving corporation and all or part of the outstanding common stock of StanCorp is changed into or exchanged for stock of any other person; or (D) StanCorp or a subsidiary sells or otherwise transfers more than 50% of its assets or assets that generate more than 50% of the earning power of StanCorp and its subsidiaries to any other person or group, then provision must be made such that each right will thereafter constitute the right to purchase from the acquiring entity that number of shares of common stock of the acquiring entity having an aggregate market price on the date of the transaction equal to twice the exercise price of the right, for an amount in cash equal to the then current exercise price of the right, and the acquiring person will thereafter be liable for, and assume, all the obligations and duties of StanCorp pursuant to the rights agreement. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the acquiring or surviving company’s common shares at a 50 percent discount.

Until a Right is exercised, the holder of the Right by virtue of being a Right holder will have no rights as a shareholder of the Company, including, for example, the right to vote or receive dividends.

Events Causing Adjustment of the Shares Acquirable Upon Exercise of the Purchase Price

The Purchase Price payable and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Preferred Shares. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the common stock payable in common stock or subdivisions or combinations of the common stock occurring before the Distribution Date.

Redemption of the Rights

At any time before the earlier of a person’s becoming an Acquiring Person or the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”), payable in cash or common stock. The Rights will not be exercisable until the Company’s right of redemption has expired.

The proposed Amended Rights Plan further provides that in the event the Company receives a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), shareholders representing at least 10% of the shares of Common Stock then outstanding may request that the Board call a special meeting of shareholders to vote to exempt the Qualifying Offer from the operation of the Amended Rights Plan not earlier than 90, nor later than 120, business days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Rights Agreement within the 90th business day following receipt of the shareholder demand for the meeting; provided that such period may be extended if, prior to the vote, the Company enters into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock) with respect to a merger, recapitalization, share exchange, or a similar transaction involving us or the direct or indirect acquisition of more than 50% of our consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the shareholders will be asked to vote on the Definitive Acquisition Agreement. If no Acquiring Person has emerged, the offer continues to be a Qualifying Offer and shareholders representing at least a majority of the shares of Common Stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no Acquiring Person has emerged and no special meeting is held by the date required, the Rights will be redeemed at the close of business on the tenth business day following that date.

A Qualifying Offer, in summary terms, is an offer determined by the Board to have each of the following characteristics which are generally intended to preclude offers that are coercive, abusive, or clearly illegitimate:

•	is an all-cash tender offer or stock exchange offer or combination thereof for any and all of the outstanding shares of Common Stock of StanCorp;

•

is an offer that has commenced within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is made by an offeror (including its affiliates or associates) that beneficially owns no more than 1% of the outstanding Common Stock of StanCorp as of the date of such commencement;

•

is an offer whose per-share price is represents a reasonable premium over the highest market price of StanCorp’s Common Stock in the preceding 24 months, with, in the case of an offer that includes shares of common stock of the offeror, such per-share offer price being determined using the lowest reported market price for common stock of the offeror during the five trading days immediately preceding and the five trading days immediately following the commencement of the offer;

•

is an offer which, within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to StanCorp shareholders is either unfair or inadequate;

•

is subject only to the minimum tender condition described below and other customary terms and conditions, which conditions shall not include any requirements with respect to the offeror or its agents being permitted to conduct any due diligence with respect to the books, records, management, accountants and other outside advisers of StanCorp;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that the offer will remain open for at least 120 business days and, if a special meeting is duly requested by StanCorp’s shareholders with respect to the offer, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the notice of the special meeting, for at least 10 business days following that 90-day period;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that, in addition to the minimum time periods specified above, the offer will be extended for at least 15 business days after any increase in the price offered, and after any bona fide alternative offer is made;

•	is conditioned on a minimum of a majority of the shares of StanCorp Common Stock being tendered and not withdrawn as of the offer’s expiration date;

•

is accompanied by an irrevocable written commitment by the offeror to the Company to consummate promptly upon successful completion of the offer a second-step transaction whereby all shares of StanCorp Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that no amendments will be made to the offer to reduce the offer consideration or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder; and

•

is accompanied by certifications of the offeror and its chief executive officer and chief financial officer (in their individual capacities) that all information that may be material to an investor’s decision to accept the offer have been, and will continue to be promptly for the pendency of the offer, fully and accurately disclosed.

Any offers that have cash as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the rights agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the rights agreement. These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock, including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights nor may its ownership be heavily concentrated in one person or group) is listed on a national exchange, that the acquiror meets certain seasoned issuer standards under the Securities Act of 1933, and that no acquiror shareholder approval of the issuance of the consideration to StanCorp’s shareholders is necessary after commencement of the offer.

Amendments

The Amended Rights Plan may be amended after the effective date of adoption by the Board before the Distribution Date without the consent of the Right holders. After the Distribution Date, the Amended Rights Plan may be amended by the Board to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Amended Rights Plan (other than a time period governing redemption at a time when the Rights are not redeemable). A committee of independent directors will evaluate the rights agreement annually to determine whether it continues to be in the best interests of StanCorp’s shareholders or, rather, if the rights should be redeemed.

Other Provisions

The Board has recommended the renewal of the Amended Rights Plan. If approved, the Plan will continue to operate in tandem with other features of the Company’s Articles of Incorporation, Bylaws and statutory provisions affecting the Company that may have an anti-takeover effect. These provisions, summarized below, address different means by which an acquirer might seek to obtain control of a corporation or influence its decision making. The Board believes that these provisions are complementary to the effects of the Amended Rights Plan but do not fully provide the shareholder protection benefits sought to be obtained by adoption of the Amended Rights Plan. The Company’s Articles of Incorporation and Bylaws contain provisions that may have an anti-takeover effect by delaying or preventing a change of control, discouraging bids at a premium over the market price of the common stock or adversely affect the market price of the common stock and the voting or other rights of the Company’s shareholders. These provisions establish staggered three-year terms for directors and permit removal of directors only for cause at a special meeting called for that purpose; authorize blank check preferred stock which could be issued in a discriminatory fashion to a friendly third party or with dilutive effect or terms that are not desired by an acquiring party; require advance notice for shareholder nominations and proposals at shareholder meetings; contain a ‘business combination’ provision under which a 70% shareholder vote is required to approve business combination transactions with or involving any beneficial owner of 15% or more of the Company’s shares; and require a supermajority (70%) of votes entitled to be cast to amend the director election and tenure provisions of the Articles of Incorporation and the business combination provisions of the Articles of Incorporation, and to amend or repeal Bylaw provisions. There are no current plans to adopt further provisions with anti-takeover effect. The Company is also subject to provisions of Oregon law that, in general, (i) prohibit any business combination with a beneficial owner of 15% or more of the Company’s common stock for three years following such owners acquisition of interest unless the acquisition was approved in advance by the Board, or the transaction was approved by the Board and two-thirds of the holders of outstanding stock, and (ii) remove voting rights from stock acquired in non-approved transactions that result in the acquiring person owning more than 15% of the voting power of the Company’s voting shares unless the voting rights are restored by a vote of shareholders.

Our Board of Directors recommends a vote FOR the proposal

to approve the Amended Rights Plan.

5.	Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. If other matters are presented, the persons named as proxies will vote on such matters as recommended by the Board.

III.    OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, which are available publicly at www.stancorpfinancial.com/investors or upon written request of our Corporate Secretary, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Corporate Governance Guidelines specify director qualifications and independence standards, new director selection practices, responsibilities of board members, compensation, and the annual Board performance evaluation process. The Nominating & Corporate Governance Committee reviews the Guidelines on at least an annual basis.

Director Independence

Our Board is comprised of a majority of directors who qualify as independent under the NYSE Euronext listing standards. The Board reviews annually any relationship that each director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the director and the Company. Following such annual review, only those directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under Company and NYSE Euronext standards, each current director is independent except for Chairman, President & CEO, Eric E. Parsons.

Committees of the Board

Our Board has four committees, the functions of which are discussed below. Each of these committees has a written charter. Charters for the Audit, Nominating & Corporate Governance, and Organization & Compensation Committees are available on the Company’s web site, www.stancorpfinancial.com/investors. Printed copies of these documents are available upon request of our Corporate Secretary, P7E, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met seven times in 2007. It is the responsibility of the Audit Committee to: provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls; oversee the independent registered public accountant’s appointment, compensation, qualifications, independence, and performance; and assist Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors.

Members of the Audit Committee are Ralph R. Peterson, Chair, and Directors Anderson, Fallis, Meyer and Thorne. The Board has determined that Ralph R. Peterson, Chair of the Audit Committee, meets the qualifications of and has been designated as the “audit committee financial expert” in accordance with the requirements of applicable SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE Euronext and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Finance & Operations Committee.    The Finance and Operations Committee met five times in 2007. It is the responsibility of the Finance and Operations Committee to: oversee the maintenance of an appropriate capital structure; review operational plans and budgets; assess operational performance against publicly stated targets; and provide counsel to management regarding dividends and acquisitions, divestitures and other business combinations. Members of the Finance and Operations Committee are Jerome J. Meyer, Chair, and Directors Anderson, Kohler, Peterson, Stepp, Thorne and Timpe.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee met four times in 2007. It is the responsibility of the Nominating & Corporate Governance Committee to: review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; review Board compensation, oversee CEO succession planning, review the effectiveness of the Board, and oversee the ethics and compliance programs. Members of the Nominating & Corporate Governance Committee are Frederick Buckman, Chair, and Directors Chapoton, Fallis and Henton.

Organization & Compensation Committee.    The Organization & Compensation Committee met five times in 2007. It is the responsibility of the Organization & Compensation Committee to: review executive compensation and recommend changes, as appropriate; develop and administer an overall compensation policy; monitor the performance of the CEO; oversee senior executive succession planning; oversee stock option and stock purchase plans; and review certain organizational changes recommended by the CEO. Members of the Organization & Compensation Committee are E. Kay Stepp, Chair, and Directors Buckman, Chapoton and Kohler.

Transactions with Related Parties

The Nominating & Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

The Company’s Related Party Transactions Policy requires approval or ratification by the Nominating & Corporate Governance Committee of any transaction exceeding $120,000 in which the Company is a participant and any related party has a material interest. Related parties include the Company’s Directors and Executive Officers and their immediate family members.

Once a related party transaction has been identified, the Committee reviews all of the relevant facts and circumstances and approves the transaction only if the transaction is found to be in, or not inconsistent with, the best interests of the Company and its shareholders. If advance Committee approval of a transaction is not feasible, the transaction is considered for ratification at the Committee’s next regularly scheduled meeting. No director or Executive Officer participates in any discussion or approval of related party transactions for which he or she is a related party. The policy generally does not require review of transactions for which disclosure is not required under SEC rules.

Board and Committee Meetings

In 2007, our full Board of Directors met five times, and executive sessions of the Board were held at each regular meeting. Executive sessions are chaired by the Lead Director and take place without the presence of the CEO, other officers, or directors who are not independent under applicable NYSE Euronext and Company director independence standards. Each Director attended greater than 88 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. Our Corporate Governance Guidelines, available at www.stancorpfinancial.com/investors, require attendance at each Annual Meeting of Shareholders. Each Director attended the 2007 Annual Meeting.

Communications with the Board of Directors

Our Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Director

c/o Corporate Secretary, P7E

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board of Directors representing a broad spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.	The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.	An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.	Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.	Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	Expertise in financial accounting and corporate finance.

ii)	An understanding of management trends in general.

iii)	Knowledge of the Company’s industry.

iv)	Leadership skills in motivating high-performance talent.

v)	The ability to provide strategic insight and vision.

G.	The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board considers the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating & Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating & Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee. Consistent with the Nominating & Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating & Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating & Corporate Governance Committee by writing the Company’s Corporate Secretary at P7E, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2008,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating & Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating & Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating & Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair also shall regularly consult with the Company’s CEO in regard to the need for new directors, the qualifications of director candidates, and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning our Board and governance structure at www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to Shareholder Relations, PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

The Audit Committee operates pursuant to a Charter approved by the Company’s Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange.

The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2007:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

•

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•

The Audit Committee has received written disclosures as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence. The Audit Committee has reviewed the letter from the independent auditors confirming that in its professional judgment, it is independent from the Company and has discussed with the auditors the auditor’s independence from the Company; and

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The Audit Committee has, based on its review and discussions with management of the Company’s 2007 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:
Ralph R. Peterson, Chair	Jerome J. Meyer
Virginia L. Anderson	Michael G. Thorne
Stanley R. Fallis

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of our Common Stock as of December 31, 2007. In furnishing this information, we relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Direct	% of Class
Barclays Global Investors, NA	2,619,971	5.3%
45 Fremont Street, San Francisco, California

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2007, of our Common Stock by each director and nominee, the CEO and certain Executive Officers, and by directors, nominees and Executive Officers as a group. Any restricted shares held by an officer are included. The table also includes stock options that vested on or before February 29, 2008. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

	Common Stock Beneficially Owned
Name	Direct		Vested Options	% of Class
Virginia L. Anderson	2,360		46,000	*
Frederick W. Buckman	14,283		46,000	*
John E. Chapoton	4,139		49,000	*
Stanley R. Fallis	2,409		8,000	*
Wanda G. Henton	1,840		40,000	*
Peter O. Kohler, MD	4,139		43,000	*
Jerome J. Meyer	8,525		43,000	*
Ralph R. Peterson	4,173	(1)	49,000	*
E. Kay Stepp	4,099		43,000	*
Michael G. Thorne	6,169		49,000	*
Ronald E. Timpe	44,981		29,418	*
Eric E. Parsons	161,011		413,000	1.1%
Robert M. Erickson	790		2,700	*
Kim W. Ledbetter	53,181		102,750	*
Cindy J. McPike				*
J. Gregory Ness	51,956		153,000	*
Michael T. Winslow	23,629		63,750	*

Executive Officer and Directors as a Group (17 individuals)	387,684		1,180,618	3.1%

*	Represents holdings of less than one percent.
(1)	Includes 104 shares owned by Mr. Peterson’s spouse.

Shares owned on December 31, 2007 included 11,236 performance-based restricted shares that were forfeited on February 15, 2008, including: 7,864; 1,101; 1,376; and 895 for Parsons, Ledbetter, Ness, and Winslow, respectively.

Our Board believes it is important for the Company’s Executive Officers to own significant amounts of Company stock. This enhances the alignment of the Company’s Executive Officers with the interests of the Company’s shareholders, and demonstrates a commitment to the Company’s long-term financial success. In that regard, our Board has developed stock ownership guidelines for the Executive Officer group ranging from a multiple of four times base salary for the President and CEO to two times for other Executive Officers. For purposes of these guidelines, ownership will be measured over a rolling 24 month period. It is anticipated that targeted ownership levels will be met over time largely by means of acquisitions through company compensation plans such as the Long Term Incentive Program (“LTIP”) discussed herein.

Compensation Discussion and Analysis

Operation of the Organization & Compensation Committee

The Organization & Compensation Committee of the Board of Directors (the Committee) exercises sole authority with respect to performance evaluation, compensation and benefits of the CEO, oversees succession planning for Executive Officers other than the CEO, and approves the compensation of Executive Officers. The Committee also oversees all of our broad-based compensation and stock programs. The Committee is comprised of directors E. Kay Stepp, Frederick W. Buckman, John E. Chapoton and Peter O. Kohler, M.D., each of whom is an independent director under applicable New York Stock Exchange listing standards. Ms. Stepp serves as Chair of the Committee.

The Committee operates pursuant to a written charter that is available on our web site and may be accessed at www.stancorpfinancial.com/investors. Pursuant to its charter, the Committee has full authority to determine the compensation of Executive Officers. The Committee may not delegate this authority. The Committee receives recommendations from the CEO as to compensation of other officers, and the CEO participates in Committee discussions regarding the compensation of other officers. The Committee meets in executive session without the CEO to determine his compensation.

In 2007, the Committee reviewed the CEO and Executive Officer compensation program and benefits to ensure they continue to further our compensation philosophy and reflect the Committee’s commitment to link performance with compensation. The 2007 review included a comprehensive report from a compensation consultant, which assessed the effectiveness of the compensation program. As part of this analysis, the Committee compared the Company’s compensation program and performance to those of comparable companies, and also reviewed the program for internal equity among the Executive Officers. In addition to this annual review, the Committee regularly meets in executive session, without management present, to discuss items relating to executive and CEO compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the Board’s compensation philosophy and the compensation programs of comparable companies.

The Committee directly retains the services of a consulting firm, Mercer, to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. Mercer reports to the Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The Committee’s decisions about the executive compensation program, including the specific amounts paid to Executive Officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2007, the Committee instructed Mercer to perform the following activities:

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Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the CEO and Executive Officers relative to the market and competitive practice.

•	Advise the Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions.

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation philosophy.

•

Brief the Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments relative to executive compensation, including proxy disclosure rules.

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution.

With the Committee Chair’s approval, during 2007 Mercer worked with the CEO and selected members of the Human Resource and legal staff to obtain the information necessary to carry out its assignments from the Committee. With respect to the CEO’s compensation, Mercer worked with the Committee Chair and discussed CEO compensation with the assistant vice president of compensation and benefits in the Company’s Human Resources Department.

Elements and Objectives of our Compensation Program

The elements of our compensation program for Executive Officers are:

•	Annual Component

•	Base salary

•	Short Term Incentive Plan (annual performance-based bonus)

•	Long-Term Component

•	Stock options

•	Three-year performance-based share awards

•	Benefits Component

•	Defined benefit and defined contribution retirement plans

•	Change in control arrangements

Philosophy

Our executive compensation program is designed to reward superior performance at the organizational and individual levels and to attract, retain and motivate highly talented executives whose abilities are critical to our success. Our compensation program is guided by the following fundamental principles:

•	Provide a competitive base salary and benefits to attract and retain high quality executives.

•	Provide incentives to achieve short-term and long-term profitability, growth, and expense control.

•	Provide total compensation that allows us to compete with other organizations nationwide for executive talent.

•	Align the interests of officers with those of our shareholders through grants of equity.

We have several publicly-stated long-term financial goals, set forth below, which drive the Committee’s design of goals for the Short Term Incentive Plan and the three-year performance share awards:

•	12% to 15% annual growth in net income per share excluding after-tax net capital gains and losses.

•	Maintain 14% to 15% return on average equity, excluding after-tax net capital gains and losses from net income and excluding accumulated other comprehensive income from average equity.

•	10% to 12% average annual growth in revenues over the long term, with increases each year of at least 1% to 2% greater than the industry growth rate.

•	10% to 15% annual growth in assets under management, excluding acquisitions.

In making decisions with respect to the executive compensation program or any specific element of compensation, the Committee considers the total current compensation that may be awarded to the officer, including salary, short and long-term incentive compensation. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Use of Market Data

The Company is a complex organization and the Committee necessarily must make each compensation decision in the context of the particular executive, including the characteristics of the business or market in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The Committee reviews competitive market data provided by Mercer as one tool to establish a competitive range of base salary and short-and long-term incentive compensation. We use two information sources. One is a “peer” group selected by the Committee which consists of ten insurance companies of similar size to us. In November 2006, when the Committee reviewed data for 2007 compensation decision-making purposes, this group consisted of the following companies:

Protective Life Corporation	The Phoenix Companies Inc.
Everest Re Group Ltd.	Reinsurance Group of America, Incorporated
Delphi Financial Group, Inc.	Torchmark Corporation
AmerUs Group Co.	FBL Financial Group, Inc.
Transatlantic Holdings Inc.	Unitrin, Inc.

The peer group remained the same for the Committee’s annual compensation review in November 2007, except that American Financial Group, Inc. was substituted for AmerUs Group Co. which was acquired in 2006.

The second information source we use is a broader market composite by position prepared by Mercer based on data from three published compensation surveys in which we participate and trended forward using a 3.8% annual growth rate. The following published compensation surveys were used in the analysis for 2007 compensation:

•	LOMA (Life Office Management Association), 2005 Executive Compensation Survey

•	Mercer, 2006 Executive Compensation Survey

•	Watson Wyatt, 2006/2007 Report on Top Management Compensation

When collecting data from the published compensation surveys, Mercer used data for similar sized companies (approximately $12.0 billion average assets) in the insurance industry.

After considering the results of these two information sources for each executive position, the Committee generally sets base salary and annual target bonus levels under the Company’s Short Term Incentive Plan near the 50th percentile, and total long-term incentive awards between the 50th and 75th percentiles. These percentages are generally indicative of the Committee’s historical practice and consistent with the compensation philosophy.

Annual Component

Base Salaries

Base salaries paid to executives are established by the Committee based, in part, on a review of market data prepared by Mercer. As described above, these analyses include two information sources: peer group data and salary survey data. The Committee uses this information as a guide to set competitive base salaries designed to retain high quality incumbents. In addition, the Committee considers the contribution of the executive to the company’s strategic direction and past performance. Generally, it is the Committee’s intent to target executives’ base salaries near the 50th percentile. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance-based compensation as a component of the overall compensation package.

The base salary for Mr. Parsons was not increased and remained at $725,000 for 2007. This was consistent with Mercer’s data indicating that the median base salary level for the CEO position was essentially unchanged from the prior year. In the interest of internal equity and recognizing the increased target level approved by the Committee for his 2007 annual bonus, Mr. Parsons requested no increase in base salary for 2007. Mr. Ness received an 11% increase in base salary to $525,000, which is higher than the median salary for his position, in further recognition of his increased responsibilities as head of our Insurance Services segment, representing over 80% of our revenues and profits. Except as noted below, other Named Executive Officers received salary increases for 2007 ranging from 3% to 7%, which was generally consistent with the 3.75% company-wide merit increase in 2007.

Robert M. Erickson, Assistant Vice President and Controller, served as Principal Financial Officer during the second half of 2007 while the Company conducted a search for a successor Chief Financial Officer. In June 2007, at the time of his appointment as interim Principal Financial Officer, Mr. Erickson’s base salary was increased from $161,689 to $194,027.

Short Term Incentive Plan

Annual incentives are paid to Named Executive Officers under the Company’s Short Term Incentive Plan (“STIP”). The STIP rewards participants for the achievement of annual goals, which are designed to incrementally achieve our publicly-stated long-term financial objectives of increasing earnings per share, premium revenues, and assets under management, while maintaining our return on average equity.

The Committee establishes a target bonus for each Named Executive Officer expressed as a percentage of salary. The maximum bonus under the STIP is 150% of the target bonus. In determining target bonus levels, the Committee considers peer group and market survey data and recommendations received from Mercer, and sets target bonus levels considering the market data and each executive’s potential impact upon shareholder returns. Targets are generally set for each tier of executives reflecting their contributions and responsibilities. Overall, the total of salary and target bonus falls near the median level for total cash compensation by position, with opportunities for higher cash compensation based on superior performance. For 2007 as compared to 2006, the target bonus as a percentage of salary was increased for Mr. Parsons from 100% to 120%, but remained unchanged for Mr. Ness and Mr. Ledbetter at 75% and for Ms. McPike and Mr. Winslow at 60%. As Mr. Parsons did not receive an increase in salary in 2007, the increase in target bonus percentage resulted in an increase in the percentage of his pay which is at risk. The target bonus percentages for the other Named Executive Officers were increased in 2006, and based on the market data and its own judgment, the Committee determined that no further increases were warranted in 2007. In connection with his appointment as interim principal financial officer, Mr. Erickson’s target bonus as a percentage of salary was increased mid-year from 20% to 30%, resulting in an average 25% target bonus for the full year.

The Committee approved individual 2007 STIPs for the Named Executive Officers under which various percentages of their target bonuses were tied to specific performance goals. Certain terms of the 2007 STIP are discussed in greater detail in footnote (1) under the “Grants of Plan-Based Awards in 2007” table below.

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All Named Executive Officers had some percentage (from 20% to 40%) of their target bonus tied to our 2007 earnings per share excluding after-tax net capital gains and losses, one of our publicly stated financial objectives. The target payout level was set at $4.13 per share, an 11.6% increase over 2006 performance and near the midpoint of our forecasted range of earnings at the beginning of 2007. This target was slightly less than our long-term objective of 12% to 15% annual growth, reflecting the expected adverse impact on 2007 results of the adoption of AICPA Statement of Position No. 05-1 relating to accounting for deferred acquisition costs.

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Mr. Parsons had 20% of his target bonus tied to growth in revenues before net capital gains and losses, with target payout at a 10% increase in such revenues for 2007 over 2006 and maximum payout at a 12% increase in such revenues. Accordingly, these targets were consistent with our long-term objective of 10% to 12% average annual growth in premium revenues.

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Mr. Parsons and Ms. McPike each had 10% of their target bonus tied to goals for operating expenses as a percentage of premiums for the Insurance Services segment and as a percentage of average assets under administration for the Asset Management segment, with the target payout level based on achieving both a 15.4% operating expense level for Insurance Services (compared to 15.1% achieved in 2006) and a 0.61% operating expense level for Asset Management (compared to 0.6% achieved in 2006).

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Mr. Ness had 41% and Mr. Ledbetter had 40% of their target bonus tied primarily to the financial performance of the businesses they each lead, with goals based on divisional income before income taxes, sales and/or expenses. While generally consistent with our long-term financial objectives, the goals for our two segments reflected our expectations at the beginning of 2007 that Insurance Services would be challenged in 2007 by a competitive sales environment as well as unfavorable interest rate and employment trends, while Asset Management’s results for 2007 would benefit from a full year of inclusion of the Invesmart acquisition as well other acquisition and growth initiatives.

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In addition, Mr. Parsons and Ms. McPike also each had 10% of their target bonus tied to goals for maintaining the strength of our balance sheet, which the Committee views as very important for long-term growth and financial flexibility, with the maximum payout being paid for achieving the same target Standard & Poor’s capital adequacy ratio and double leverage ratio as of December 31, 2007 as we achieved at December 31, 2006.

The Named Executive Officers other than Mr. Parsons also had portions of their target bonuses tied to completion of projects included in their individual or divisional plans for the year. Finally, 20% of the target bonus for each Named Executive Officer is at the discretion of the Committee, allowing the Committee to consider and reward other aspects of the individual performance of each Named Executive Officer for the year.

Total STIP payouts as a percentage of target for 2007 were 131% for Mr. Parsons, 139% for Mr. Ness, 86% for Mr. Ledbetter, 133% for Mr. Winslow, and 110% for Mr. Erickson. Ms. McPike departed as Chief Financial Officer during the year, and therefore did not receive a STIP payout. The following table summarizes our performance in 2007 under the various STIP financial performance goals described above and in footnote (1) to the “Grants of Plan-Based Awards in 2007” table, either in absolute terms or by comparison to 2006 performance, and the resulting payouts as a percentage of target under each goal.

Performance Goal	Officer(s) Covered	2007 Performance	Payout %
Earnings per share excluding after-tax net capital gains and losses	All	$4.35 per share	144%
Revenues before net capital gains and losses	Parsons	8.8% increase	85%
Operating expense percentages	Parsons	15.2% for Insurance Services;	150%
		0.58% for Asset Management
Balance sheet ratios	Parsons	182% for capital adequacy;	150%
		108% for double leverage
Insurance Services segment income before income taxes (aggregates separate goals for group insurance and individual disability bonuses)	Ness	14.2% increase	150%
Insurance sales (annualized new premiums)	Ness	27.5% increase	150%
Group insurance sales (new coverages)	Ness	14.9% increase	130%
Insurance Services segment direct operating expenses	Ness	8.2% increase;	141%
		1.7% less than plan
Asset Management segment income before income taxes	Ledbetter	11.7% increase	0%
Asset Management segment income before income taxes (aggregates separate goals for four primary businesses of this segment)	Ledbetter	11.7% increase	75%
Consolidated net investment income	Ledbetter	7.8% increase	150%

STIP payouts for completion of projects included in individual or divisional plans as a percentage of target were 126% for Mr. Ness, 35% for Mr. Ledbetter, 133% for Mr. Winslow and 84% for Mr. Erickson. Payouts under the discretionary portion of the 2007 STIP as a percentage of target were 130% for Mr. Parsons, 120% for Mr. Winslow, 135% for Mr. Ness, 115% for Mr. Ledbetter and 150% for Mr. Erickson.

Long-Term Component

The long-term incentive component of our executive compensation program consists of stock options and performance share awards. These incentives are designed to reinforce management’s long-term focus on corporate performance and provide an incentive for key executives to remain with the Company for the long term. In prior years, the long-term component has also included tenure-based restricted stock on a selective basis. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the executives to downside equity performance risk.

In setting levels of long-term incentive awards granted in early 2007, the Committee considered peer group and market survey data provided by Mercer. The Committee also considered internal equity and retention objectives and applied judgment in weighing the relative contributions and responsibilities of the executives. For purposes of comparing long-term incentive compensation between executives and between companies, Mercer valued (i) stock option compensation based on the Black-Scholes value of options granted during the year, (ii) performance-based share compensation based on the grant date market price of the target number of shares covered by awards made during the year, and (iii) tenure-based restricted stock compensation based on the grant date market price of the shares covered by awards made during the year. One effect of this valuation methodology is that the value of an award of a fixed number of options or performance shares will vary year-to-year in proportion to changes in the stock price at the time of the grants. The Committee generally seeks to set grant levels for long-term compensation such that the total value measured in this way for any year is between the 50th and 75th percentiles of the market information. Valued this way, Mercer advised that Mr. Parsons’ long-term incentive compensation for 2006 of approximately $2.1 million was at the 75th percentile based on market survey data and near the median of the peer group data. The Committee concluded that no change was needed in Mr. Parsons’ total long-term grant level for 2007 and approved option and performance share awards that, after the impact of the 9% decrease from 2006 in the stock price used for 2007 awards, resulted in a 7% decrease in his long-term incentive grant value from 2006 to 2007. For each of Mr. Ness and Mr. Ledbetter, 2006 long-term incentive compensation included $200,000 of tenure-based restricted stock which the Committee determined not to repeat in 2007. Excluding his tenure-based restricted stock grant, Mr. Ness’ 2006 long-term grant value was near the 50th percentile of the market information. For 2007, the Committee increased his total option and performance share grant value by approximately 45%, bringing it up to near the 75th percentile in further recognition of his increased responsibilities as head of our Insurance Services segment. For the other Named Executive Officers, Mercer’s data indicated that 2006 long-term incentive compensation was within the target range (after excluding Mr. Ledbetter’s tenure-based restricted stock), so 2007 award levels were essentially unchanged from 2006, with some increases in the number of options and performance shares awarded to offset the impact on grant values of the 9% decrease in the stock price used for 2007 awards.

For purposes of determining the specific award levels for options and performance shares, the Committee generally seeks to allocate approximately two-thirds of the total annual award value to stock options, and one-third of the total annual award value to performance shares. The greater allocation of award value to stock options reflects the Committee’s continuing strong belief in the efficacy of stock options as long term incentives due to the alignment with shareholders’ interest in stock price performance. In 2005 and 2006, the Committee allocated a higher percentage of the CEO’s total annual long-term incentive award to performance shares to emphasize the achievement of the performance goals thereunder, but in 2007 the Committee decided that the allocation between options and performance shares should be the same for the CEO as for other officers, reflecting a consistent philosophy and message to all officers.

Stock Options

Options for 2007 for the Named Executive Officers were approved by the Committee on December 8, 2006 to be granted effective on January 3, 2007 with an exercise price based on the closing market price on that day. This was consistent with our usual practice of making our annual option grants effective on the first business day of each year. Options promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before retirement or vesting occurs. Stock options are granted with terms of 10 years. The Committee views stock options as a key tool to match executive performance with long term shareholder goals. Stock options also provide significant upside reward to executives for strong stock performance, but little or no reward for poor stock performance.

In making awards, the Committee considers data from Mercer on total long-term award values and allocation guidelines among various long-term incentive components as discussed above, and then applies judgment in weighing the relative contributions and responsibilities of the executives. Mr. Parsons received an option for 100,000 shares in 2007 compared to an option for 60,000 shares granted in 2006, as a result of the Committee’s determination as discussed above to shift a portion of Mr. Parsons’ total long-term incentive value for 2007 from performance shares to options for consistency with the allocation applied to other Executive Officers. Mr. Ness received an option for 50,000 shares in 2007 compared to 30,000 shares in 2006 reflecting the Committee’s decision to substantially increase his long-term award value for 2007 as discussed above. Other Named Executive Officers received 2007 option grants for 0 to 4,000 more shares than their 2006 grants resulting in option grant values that decreased by 0% to 12% compared to 2006.

Performance Shares

Performance shares, which are issuable only if performance criteria specified in the award agreement are met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The Committee makes annual performance share awards with payouts based on our financial performance in the last year of the three-year performance cycle commencing with the year the award is made. Accordingly, in 2007 the Company made a performance share grant to each Named Executive Officer with vesting based on achievement of performance goals in 2009. Performance share awards in prior years consisted of approximately 60% restricted shares issued to the participant subject to forfeiture if continued employment and financial performance criteria were not met, and approximately 40% cash performance units each representing a right to receive cash equal to the value of one share of common stock subject to the same employment and financial performance criteria. For awards made in 2007, the Committee changed the structure of the awards with the new awards providing that 100% of the award will be in performance shares to be issued at the end of the performance period to the extent performance goals are met, and with a portion of the shares withheld to cover required tax withholding. Under the new form of award, recipients no longer receive dividends on the performance shares prior to completion of the performance cycle.

Consistent with performance share awards made for the last several years, the performance criteria for the awards made in 2007 based on performance in 2009 consist of the following three components:

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Growth in earnings per share excluding after-tax net capital gains and losses (weighted at 50%). This component is based on our publicly-stated financial objective of cumulative annual growth of 12% to 15% in this earnings measure. Our approach in setting the 2009 performance goals for this component was to calculate preliminary earnings goals based on cumulative annual growth from 2006 to 2009 of 12% for a target payout and 15% for a payout of 90% of maximum, and then reduce each of these preliminary earnings goals by $0.15 per share to take into account the estimated adverse impact on 2009 results of the adoption of AICPA Statement of Position No. 05-1 relating to accounting for deferred acquisition costs.

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Growth in revenues (weighted at 35%). This component also compares with one of our publicly-stated financial objectives, with payout at target under this criteria resulting from cumulative annual revenue growth of 10% from 2006 to 2009 and payout at 90% of the maximum level resulting from cumulative annual growth of 12% from 2006 to 2009.

•

Growth in income before income taxes of the Asset Management segment (weighted at 15%). Payout at target will result from cumulative annual growth of 21% from 2006 to 2009 and payout at 90% of maximum will result from cumulative annual growth of 25% from 2006 to 2009. This is generally consistent with our publicly-stated objective of increasing assets under management by 10% to 15% per year excluding acquisitions, and reflects our expectation that additional growth will be achieved through acquisitions.

Each performance share award specifies a maximum number of shares issuable if exceptional performance is achieved on all three performance criteria. The target level of each award is equal to 70% of the maximum number of shares and is issuable if target performance levels are achieved on all three criteria. As discussed above, in applying comparative market data provided by Mercer, performance share awards in any year are valued based on the grant date market price of the target number of shares granted in that year. Similar to its stock option award methodology, in setting target levels for performance share awards, the Committee considers data from Mercer on total long-term award values and allocation guidelines among various long-term incentive components as discussed above, and then applies judgment in weighing the relative contributions and responsibilities of the executives. For Mr. Parsons, the total number of shares granted at target level in 2007 decreased to 14,500 shares from 24,000 shares in 2006, as part of the shift to allocate his long-term incentives consistently with other officers as discussed above. For Mr. Ness, the total number of shares granted at target level in 2007 increased to 7,250 shares from 4,600 shares in 2006 reflecting the Committee’s decision to substantially increase his long-term award value for 2007 as discussed above. Mr. Erickson was not an Executive Officer at the beginning of 2007, and therefore did not receive a performance share award. The other Named Executive Officers received increases of 0% to 4% in the number of target shares awarded in 2007 resulting in grant values that decreased by 3% to 9% compared to 2006.

Executive Officers received similar awards in 2005 covering the 2007 performance year, based upon growth targets for three similar performance criteria with the same relative weightings. Based upon our performance in 2007, these awards vested for 66% of the maximum number of shares and cash performance units awarded, and the balance was forfeited. When these awards were approved in 2005, the baseline 2004 earnings were reduced by $0.11 per share to eliminate the unusual and favorable impact of certain tax settlements in 2004, and the cumulative annual growth from this adjusted base to achieve a target payout was set at 10% rather than 12% in recognition of the very strong earnings growth recorded in 2004. Earnings per share excluding after-tax net capital gains and losses was $4.35 for 2007, representing a 10.7% compounded annual increase over adjusted 2004 results, and resulting in a payout percentage of 77% of maximum for that goal (weighted at 50%). Revenues of $2.7 billion represented an 8.0% compounded annual increase over 2004 revenues, resulting in a payout percentage of 55% of maximum for that goal (weighted at 35%). Income before income taxes of all businesses other than life and disability insurance in 2007 represented a compounded annual increase of 16.0% over 2004 resulting in a payout percentage of 51% of maximum for that goal (weighted at 15%).

Tenure-Based Restricted Stock

In past years, the Committee selectively granted tenure-based restricted stock to Executive Officers when it believed supplemental awards were necessary to provide additional incentives for officers to remain with us. No tenure-based restricted stock was granted in 2007. The Committee presently intends to make future grants of tenure-based restricted stock only in unusual circumstances as Committee members believe that the performance requirements inherent in options and performance shares make them more appropriate as long-term incentive awards. Tenure-based restricted shares are not subject to performance criteria and generally vest only if the executive remains with the Company until a specified date in the future. Mr. Ness and Mr. Ledbetter each received an award of 4,000 shares of tenure-based restricted stock with a value of approximately $200,000 in January 2006, all of which will vest on January 1, 2009 if they remain employed through that date. The Committee believed that grants of restricted stock were appropriate to enhance retention of these two officers given their importance as leaders of our two business units and the potential attractiveness of their skill sets to our competitors.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to our employees hired on or before January 1, 2003, including all of the Named Executive Officers. We closed the pension plan to new participants in January 2003 to gradually phase out this benefit; employees hired since then receive annual supplemental contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the Named Executive Officers with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each Named Executive Officer, see “Pension Benefits at December 31, 2007.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their salary and bonus compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and bonus plus 50% of elective deferrals on the next 2% of their total salary and bonus. The Internal Revenue Code limits the amount of compensation that can be deferred and matched under the 401(k) Plan. Accordingly, we provide our Executive Officers with the opportunity to defer salary and bonus in excess of the tax law limit under our nonqualified Deferred Compensation Plan for Senior Officers, which is also believed to be an appropriate element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and bonus, which is similar to the matching formula under the 401(k) Plan. Matching contributions in 2007 for the Named Executive Officers under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Change in control arrangements

We have provided change in control severance protection to our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change in control compensation program is to retain senior executives through the period of uncertainty associated with a potential change in control, and to avoid distractions during such a period associated with concerns for their personal financial security. The specific terms of our change in control agreements and the potential benefits payable on a change in control are discussed under “Potential Payments Upon Termination or Change in Control” below. In 2006, we engaged Mercer to review our executive change in control benefit package for competitiveness and consistency with market practices. In November 2006, Mercer reported to the Committee that our change in control arrangements are in line with market practices based on a broad sample of 350 large U.S. companies. Specifically, they noted that (i) we condition all severance benefits other than acceleration of performance shares and restricted stock on a “double trigger” condition, consistent with best practices, (ii) a severance pay benefit of three times salary and target bonus is the most common severance benefit level, and (iii) a majority of companies provide a parachute payment excise tax gross-up to at least one of their officers. They also noted, however, emerging practices to better focus and moderate the cost of change in control programs. After considering the findings of Mercer, in December 2006 the Committee approved the following incremental changes to our change in control benefit program which, although having limited immediate impact on potential benefits, will reduce the cost of these benefits over time:

•

Capped the cash severance benefit for each Named Executive Officer at three times the sum of his or her 2006 salary and 2006 target bonus if that amount is greater than $1,500,000, thereby eliminating future increases in this benefit resulting from salary and bonus level increases.

•	Reduced the period for providing continued health and life insurance benefits from 30 months to 18 months.

•

Provided that “gross-up” payments for the excise tax on parachute payments shall only be paid to an officer if the total severance benefits otherwise provided to the officer are at least 15 percent higher than the maximum benefit that could be paid without triggering such excise taxes.

•

Approved a new form of award agreement for performance share awards made in 2007 and future years pursuant to which the portion of each outstanding award paid out on a change in control will be equal to a pro rata portion of the target award (70% of the maximum award) based on the portion of the three-year performance cycle completed prior to the change of control. The award agreement for prior awards provided that the payout on a change in control is 100% of the maximum award level.

Stock Ownership Guidelines

The Committee has adopted a compensation philosophy that supports significant stock ownership on the part of executives, which it believes promotes long-term growth in both the Company and in shareholder returns. Accordingly, the Committee also has adopted the following stock ownership guidelines for Executive Officers:

•	President & CEO—four times annual salary.
•	All other Executive Officers—two times annual salary.

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested, stock options that are vested but not yet exercised, and restricted shares that have not yet vested. In adopting these guidelines, the Committee acknowledged that current executives, as well as executives hired in the future, would require several years to achieve the intended ownership levels. The Committee annually reviews the progress of the Named Executive Officers in achieving these stock ownership objectives. The following chart shows the stock ownership of the Named Executive Officers as a multiple of salary as of December 31, 2007.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated Executive Officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. In addition, our Short Term Incentive Plan approved by the shareholders in 2007 is designed to qualify a portion of the annual bonus paid to each officer as “performance-based compensation” exempt from the $1 million cap. The 2007 STIP performance goals based on earnings per share excluding after-tax net capital gains and losses, revenues before net capital gains and losses, operating expense percentages, balance sheet ratios, and Insurance Services segment income before income taxes all were intended to be the type of pre-established, objective performance goals that enable exclusion of the resulting compensation from the $1 million cap. These 162(m) qualified performance goals covered the following percentages of officers’ annual bonus targets for 2007: 80% for Mr. Parsons, 35% for Mr. Ness, and 20% for Mr. Ledbetter and Mr. Winslow. As a result of the Committee’s various actions to qualify compensation as “performance-based,” none of the compensation paid to the Named Executive Officers in or for performance in 2007 was considered nondeductible under Section 162(m).

Report of the Organization & Compensation Committee

The Organization & Compensation Committee reports as follows:

•	The Organization & Compensation Committee has completed its review and discussions with management of the section of this proxy statement entitled “Compensation Discussion and Analysis;” and

•

The Organization & Compensation Committee has, based on the above-referenced review and discussions with management, recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Organization & Compensation Committee:
E. Kay Stepp, Chair	Frederick W. Buckman
John E. Chapoton	Peter O. Kohler, M.D.

Director Compensation

Under the director compensation program in effect beginning in May 2007, each director who is not an employee of StanCorp or Standard Insurance Company receives annual retainer fees of $50,000 (increased from $45,000) and a $1,250 meeting fee for each committee meeting attended. Each Chair of a Board committee receives an additional annual retainer fee of $5,000. The Lead Director receives a premium retainer fee of $25,000 for a total annual retainer fee of $75,000. Effective beginning in May 2007, retainer fees are paid 100% in cash. For the first four months of 2007, quarterly payments of annual retainer fees were paid two-thirds in cash and one-third in unrestricted common stock. Beginning in May 2008, upon completion of each year of service between annual meetings, each director will be issued 1,000 shares of unrestricted common stock on the day prior to each annual meeting of shareholders. Additionally, on the date of each annual meeting, each director receives an option to purchase 3,500 shares of common stock with an exercise price equal to fair value on the grant date and a term of ten years, and becoming exercisable in full one year after the grant date.

We reimburse directors for all travel and other expenses incurred in connection with their duties. Our directors receive only one retainer for serving on StanCorp’s and Standard Insurance Company’s boards and one meeting fee for joint meetings of StanCorp and Standard Insurance Company committees.

Non-employee directors are eligible to participate in our Deferred Compensation Plan for Directors. Under this plan, each director may elect in advance to defer either all of his or her annual cash retainer, all of his or her meetings fees, or both, earned each year. Deferred amounts are credited to participants’ accounts under the plan which are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund, one of our investment products for 401(k) plans, which had a return of 5.3% in 2007. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the next month after the later of the date a participant ceases to be a director or the participants 65th birthday, and may be made in a lump sum or in annual installments over two to ten years.

Director Compensation in 2007

The following table provides information regarding compensation paid or accrued for non-employee directors in 2007.

Name	Fees earned and paid in cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Virginia L. Anderson	55,835	36,839	81,903	174,577
Frederick W. Buckman	64,586	40,177	81,903	186,666
John E. Chapoton	54,585	36,793	81,903	173,281
Stanley R. Fallis	57,084	36,843	81,903	175,830
Wanda G. Henton	48,335	36,793	81,903	167,031
Peter O. Kohler, M.D.	55,835	36,793	81,903	174,531
Jerome J. Meyer	61,668	36,793	81,903	180,364
Ralph R. Peterson	62,779	37,396	81,903	182,078
E. Kay Stepp	60,279	37,396	81,903	179,578
Michael G. Thorne	76,113	37,396	81,903	195,412
Ronald E. Timpe	49,584	36,843	81,903	168,330

(1)

Represents the amount of compensation expense recognized under FAS 123R in 2007 with respect to (a) the one-third portion of director retainer fees for the first four months of 2007 paid in unrestricted common stock, and (b) the award of 1,000 shares of unrestricted common stock to be issued to each director for service through the day prior to our 2008 annual meeting. Compensation expense for each quarterly installment of stock issued in payment of retainer fees is equal to the value of the shares based on the closing market price of the Company’s common stock on the issue date. Compensation expense for the annual 1,000 share unrestricted stock grant is equal to the value of the shares based on the closing market price of the Company’s common stock on the first day of the service period, and is recognized ratably over the one-year service period.

(2)

Represents the amount of compensation expense recognized under FAS 123R in 2007 with respect to annual director options granted in 2007 and 2006, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the one-year vesting period. On May 7, 2007, each non-employee director was granted an option for 3,500 shares with an exercise price of $47.75 per share and a grant date fair value of $15.38. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, non-employee directors held outstanding options for the following numbers of shares of our common stock: Virginia L. Anderson, 49,500; Frederick W. Buckman, 49,500; John E. Chapoton, 52,500; Stanley R. Fallis, 11,500; Wanda G. Henton, 43,500; Peter O. Kohler, MD, 46,500; Jerome J. Meyer, 46,500; Ralph R. Peterson, 52,500; E. Kay Stepp, 46,500; Michael G. Thorne, 52,500; and Ronald E. Timpe, 32,918.

Executive Compensation

Summary Compensation Table

The following table shows compensation earned by the Chief Executive Officer, each person who served as Principal Financial Officer in 2007 and the three other most highly compensated Executive Officers who were serving as Executive Officers on December 31, 2007 (“Named Executive Officers”). As of June 18, 2007, Cindy J. McPike left the Company and her office of Chief Financial Officer. Robert M. Erickson, Assistant Vice President and Controller, has filled the role of Principal Financial Officer on an interim basis since Ms. McPike’s departure.

Name and Principle Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5)(6) ($)	Total ($)
Eric E. Parsons	2007	725,000	226,200	1,105,865	973,173	909,585	610,805	70,493	4,621,121
Chairman, President and Chief Executive Officer	2006	725,000	123,250	985,531	973,525	447,325	492,139	74,431	3,821,201

Cindy J. McPike	2007	181,500	—	2,014	9,761	—	—	3,104,877	3,298,152
Former Senior Vice President and Chief Financial Officer	2006	375,000	155,250	203,155	278,357	90,000	85,782	35,810	1,223,354

J. Gregory Ness	2007	525,000	200,813	281,210	385,147	344,925	444,984	44,710	2,226,789
Senior Vice President, Insurance Services Group	2006	475,000	148,913	287,384	280,526	138,581	366,656	38,502	1,735,562

Kim W. Ledbetter	2007	400,000	89,700	255,274	294,267	167,400	362,483	40,133	1,609,257
Senior Vice President, Asset Management Group	2006	375,000	108,591	280,642	250,669	134,297	422,050	36,274	1,607,523

Michael T. Winslow	2007	360,000	224,640	133,475	199,724	62,208	68,360	38,868	1,087,275
Senior Vice President and General Counsel	2006	350,000	199,500	171,433	174,451	21,000	58,855	34,655	1,009,894

Robert M. Erickson	2007	177,858	36,503	—	16,620	13,084	20,510	10,000	274,575
Assistant Vice President and Controller

(1)

The total bonus earned by each Named Executive Officer under the Company’s Short Term Incentive Plan is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.

(2)

Represents the amount of compensation expense recognized under FAS 123R in 2006 and 2007 with respect to performance-based restricted stock awards, related cash performance units and tenure-based restricted stock awards granted in 2007 and prior years. Compensation expense for tenure-based restricted stock is equal to the value of the restricted shares based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the vesting period, which is generally three to four years. Compensation expense for performance-based restricted stock in any year is generally equal to the value of the restricted shares that were earned as a result of our performance in that year based on the closing market price of the Company’s common stock on the grant date of the award, and compensation expense for the related cash performance units is generally equal to the current market value of the cash performance units that were earned as a result of our performance in the year.

(3)

Represents the amount of compensation expense recognized under FAS 123R in 2006 and 2007 with respect to options granted in 2007 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)

All amounts represent changes in the actuarial present value of accumulated benefits under our qualified pension plan and supplemental retirement plan. For Ms. McPike, the actuarial present value of accumulated benefits decreased by $7,087 in 2007.

(5)

Includes Company matching contributions to the accounts of the Named Executive Officers under our 401(k) plan and our-nonqualified deferred compensation plan of $52,023, $17,210, $28,000, $23,523, $22,978, and $7,900 for Parsons, McPike, Ness, Ledbetter, Winslow, and Erickson, respectively. Also included in this column are amounts for officers’ tax and financial planning, club dues and parking.

(6)

In connection with the termination of employment of Cindy McPike, our former senior vice president and chief financial officer, on June 18, 2007, we entered into a release and separation agreement with Ms. McPike. As consideration for the agreement, we paid her a total of $3.0 million—$1.5 million in July 2007 and $1.5 million in January 2008.

Grants of Plan-Based Awards in 2007

The following table contains information concerning the 2007 bonus opportunities for the Named Executive Officers under our Short Term Incentive Plan, and the long-term performance share awards, and stock options granted to the Named Executive Officers in 2007.

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Shares Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric E. Parsons			$348,000	$696,000	$1,044,000
	2/11/07	2/11/07				2,071	14,500	20,710			$1,005,885
	1/3/07	12/8/06							100,000	$45.49	1,188,060

Cindy J. McPike(5)			46,800	93,600	140,400
	2/11/07	2/11/07				557	3,900	5,570			270,535
	1/3/07	12/8/06							27,000	45.49	320,776

J. Gregory Ness			120,094	240,188	360,281
	2/11/07	2/11/07				1,036	7,250	10,360			503,185
	1/3/07	12/8/06							50,000	45.49	594,030

Kim W. Ledbetter			90,000	180,000	270,000
	2/11/07	2/11/07				629	4,400	6,290			305,505
	1/3/07	12/8/06							30,000	45.49	356,418

Michael T. Winslow			21,600	43,200	64,800
	2/11/07	2/11/07				429	3,000	4,290			208,365
	1/3/07	12/8/06							20,000	45.49	237,612

Robert M. Erickson			4,527	9,055	13,430
	1/3/07	12/8/06							1,800	45.49	21,385

(1)

All amounts reported in these columns represent a portion of the potential bonuses payable for performance in 2007 under our Short Term Incentive Plan (STIP). Under this plan, varying percentages of the participants’ target bonuses are based on our performance against financial objectives, varying percentages are based on completion of individual projects, and the remaining 20% of each participant’s target bonus is in the discretion of the Organization & Compensation Committee (the “Committee”). Only the portion of the target bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee approved total target bonus levels under the 2007 STIP of 120% of base salary for Mr. Parsons, 75% of base salary for Mr. Ness and Mr. Ledbetter, and 60% of base salary for Ms. McPike and Mr. Winslow. The target percentage for Mr. Erickson was increased from 20% to 30% when he assumed the responsibility of Principal Financial Officer after Ms. McPike’s departure in June 2007. The target amounts in the table represent 80% of the total target bonus for Mr. Parsons, 60% of the total target bonus for Mr. Ledbetter, 61% of the total target bonus for Mr. Ness, 40% of the total target bonus for Ms. McPike, and 20% of the total target bonus for Mr. Winslow and Mr. Erickson.

Forty percent of Mr. Parson’s total target bonus and 20% of the total target bonus of each other Named Executive Officer was based on 2007 earnings per share excluding after-tax net capital gains and losses, with the target payout level at $4.13 per share, 50% threshold payout level at $3.82 per share and 150% maximum payout level at $4.38 per share. Twenty percent of Mr. Parson’s total target bonus was based on 2007 revenues, excluding net capital gains and losses, with the target payout level based on a 10% increase over 2007 revenues, 50% threshold payout level based on a 6% increase and 150% maximum payout level based on a 12% increase. Ten percent of the total target bonus for Mr. Parsons and Ms. McPike was based on achievement of operating expense targets for 2007, with the target payout level based on achieving operating expenses no greater than 15.4% of premiums for the Insurance Services business segment and 0.61% of average assets under administration for the Asset Management business segment, 50% threshold payout level based on achieving one of the two operating expense targets, and 150% maximum payout level based on achieving target and reducing expense levels to either 15.1% for Insurance Services or 0.58% for Asset Management.

Forty-one percent of Mr. Ness’s total target bonus was based on achievement with respect to five financial objectives for the Insurance Services business segment, which he leads. Fifteen percent of his total target bonus was based on income before income taxes for the two major businesses of Insurance Services, with ten percent based on group insurance income and five percent based on individual disability income. Although these two objectives required different levels of performance relative to 2006 results to earn target, threshold and maximum payouts, in total these two objectives would have been met at the target payout level based on a 2.1% increase in income before income taxes for the Insurance Services segment, compared to 2006, at the 50% threshold payout level based on a 3.9% decrease from 2006, and at the 150% maximum payout level based on a 7.4% increase over 2006. Ten percent of his total target bonus was based on group insurance sales measured in new coverages, with the target payout level based on 6,000 new coverages, 50% threshold payout level based on 5,000 new coverages and 150% maximum payout level based on 7,000 new coverages. Eight percent of his total target bonus was based on select group and individual insurance sales (annualized new premiums), with the target payout level based on a 7.3% increase over 2006 sales, 50% threshold payout level based on no change from 2006 and 150% maximum payout level based on an 18.6% increase. Additionally, eight percent of his total target bonus was based on a non-published measure of direct operating expenses for the Insurance Services segment, with the target payout level based on actual direct operating expenses increasing 10.1% over 2006 results, which was equal to plan expenses, 50% threshold payout level based on limiting the increase to 12.3% over 2006 results, which was 2.0% over plan level amounts and 150% maximum payout level based on operating expenses of 7.9% over 2006 results, which was 2.0% less than plan.

Forty percent of Mr. Ledbetter’s total target bonus was based on achievement with respect to six financial objectives primarily for the Asset Management business segment, which he leads, with 10% of his target bonus based on the income before income taxes of the Asset Management segment. For this measure, a target payout required a 40.4% increase over 2006 results, a 50% threshold payout required a 29.2% increase over 2006 and a 150% maximum payout required a 47.9% increase. Four other objectives, each of which was the basis for 6% of Mr. Ledbetter’s target bonus, consisted of income before income tax of the primary businesses of the Asset Management segment: retirement plans, individual annuities, commercial mortgage loan origination and servicing, and investment management and advisory services. These objectives required varying levels of performance relative to 2006 results to earn target, threshold and maximum payouts. The sum of these objectives at each payout level was consistent with the overall Asset Management segment income target described above. Lastly, 6% of Mr. Ledbetter’s target bonus was based on consolidated net investment income, with the target payout level based on a 6.1% increase over 2006 results, 50% threshold payout level based on a 4.5% increase over 2006 and 150% maximum payout level based on a 7.2% increase.

Another 10% of the target bonus for Mr. Parsons and Ms. McPike was based on balance sheet management, which the Committee views as very important for long-term growth and financial flexibility, with the 50% threshold payout level based on achieving a capital adequacy ratio as calculated by Standard & Poor’s for Standard Insurance Company at December 31, 2007 of at least 150% and a double leverage ratio also as calculated by Standard & Poor’s for StanCorp Financial Group, Inc. at December 31, 2007 of no more than 130%, target payout level based on achieving the threshold level and either achieving a capital adequacy ratio of at least 170% or a double leverage ratio of no more than 125%, and the 150% maximum payout level based on achieving both a capital adequacy ratio of at least 170% and a double leverage ratio of no more than 125%.

(2)

All amounts reported in these columns represent performance-based awards under our 2002 Stock Incentive Plan payable based on our performance in 2009. Each participant’s performance-based award was granted in the form of an agreement to issue Common Stock (“Performance Shares”) to the participant in the future if continued employment and financial performance criteria are met.

On December 31, 2009, participants who are employed by us on that date (or whose employment terminated as a result of retirement, death or disability) will be entitled to receive all or a portion of the Performance Shares as determined according to our financial performance for the year. The Organization & Compensation Committee established financial performance criteria for 2009 based on our earnings per share excluding after-tax net capital gains and losses (weighted at 50%), revenue (weighted at 35%) and pre-tax income of the Asset Management segment (weighted at 15%). For each financial performance category, no vesting will occur unless there is at least minimal improvement in performance over 2006. For earnings per share excluding after-tax net capital gains, vesting at the target level will result from an 11% compounded annual increase from 2006 to 2009, and vesting for 90% of the maximum award will result from a 14% compounded annual increase. For revenues, vesting at the target level will result from a 10% cumulative annual increase from 2006 to 2009 and vesting for 90% of the maximum award will result from a 12% compounded annual increase. For pre-tax income of the Asset Management segment, vesting at the target level will result from a 21% cumulative annual increase from 2006 to 2009, and vesting for 90% of the maximum award will result from a 25% cumulative annual increase.

(3)

All amounts reported in this column represent options granted under our 2002 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)

For performance-based awards, represents the value of the maximum number of Performance Shares issuable, based on the closing market price of the Company’s common stock on the grant date. The grant was approved by the Committee with the expectation that achievement of maximum would be highly unlikely. The target or expected payout would be 70% of the amount shown in the table. For option awards, represents the grant date fair value of options granted based on a value of $11.8806 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining these values are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	All performance-based awards granted to Ms. McPike in 2007 were forfeited upon her departure on June 18, 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Options Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unsecured Shares (#)		Equity Incentive Plan Awards: Market Value of Unsecured Shares ($)
Eric E. Parsons	32,000	—		26.31	2/11/2012	24,365	(7)	1,227,509	24,000	(11)	1,209,120
	40,000	—		27.25	5/3/2012				14,500	(12)	730,510
	120,000	—		24.41	2/10/2013
	79,500	26,500	(1)	32.53	2/9/2014
	40,000	40,000	(3)	41.25	1/3/2015
	15,000	45,000	(5)	49.95	1/3/2016
	—	100,000	(6)	45.49	1/3/2017

Subtotal	326,500	211,500

Cindy J. McPike	None
J. Gregory Ness	3,000	—		14.94	5/1/2010	8,329	(8)	419,615	4,600	(11)	231,748
	25,000	—		21.25	2/5/2011				7,250	(12)	365,255
	25,000	—		26.31	2/11/2012
	25,000	—		24.41	2/10/2013
	18,750	6,250	(1)	32.53	2/9/2014
	3,750	1,250	(2)	30.94	5/3/2014
	12,500	12,500	(3)	41.25	1/3/2015
	7,500	22,500	(5)	49.95	1/3/2016
	—	50,000	(6)	45.49	1/3/2017

Subtotal	120,500	92,500

Kim W. Ledbetter	20,000	—		26.31	2/11/2012	7,498	(9)	377,749	4,284	(11)	215,828
	20,000	—		24.41	2/10/2013				4,400	(12)	221,672
	18,750	6,250	(1)	32.53	2/9/2014
	11,500	11,500	(3)	41.25	1/3/2015
	6,500	19,500	(5)	49.95	1/3/2016
	—	30,000	(6)	45.49	1/3/2017

Subtotal	76,750	67,250

Michael T. Winslow	7,500	—		26.31	2/11/2012	2,842	(10)	143,180	3,000	(11)	151,140
	15,000	—		24.41	2/10/2013				3,000	(12)	151,140
	11,250	3,750	(1)	32.53	2/9/2014
	7,500	7,500	(3)	41.25	1/3/2015
	5,000	15,000	(5)	49.95	1/3/2016
	—	20,000	(6)	45.49	1/3/2017

Subtotal	46,250	46,250

Robert M. Erickson	1,500	1,500	(4)	40.20	7/25/2015
	375	1,125	(5)	49.95	1/3/2016
	—	1,800	(6)	45.49	1/3/2017

	1,875	4,425

(1)	Vest 100% on February 9, 2008.
(2)	Vest 100% on May 3, 2008.

(3)	Vest 50% on January 3, 2008, and 50% on January 3, 2009.
(4)	Vest 50% on July 25, 2008, and 50% on July 25, 2009.
(5)	Vest one-third on January 3, 2008, one-third on January 3, 2009, and one-third on January 3, 2010.
(6)	Vest 25% on January 3, 2008, 25% on January 3, 2009, 25% on January 3, 2010, and 25% on January 3, 2011.
(7)	Consists of 14,994 restricted shares and 9,371 cash performance units earned for 2007 performance under a long-term performance-based award that vested on February 15, 2008.
(8)

Consists of 2,624 restricted shares and 1,705 cash performance units earned for 2007 performance under a long-term performance-based award that vested on February 15, 2008, and 4,000 tenure-based restricted shares that will vest on January 3, 2009.

(9)

Consists of 2,099 restricted shares and 1,399 cash performance units earned for 2007 performance under a long-term performance-based award that vested on February 15, 2008 and 4,000 tenure-based restricted shares that will vest on January 3, 2009.

(10)	Consists of 1,705 restricted shares and 1,137 cash performance units earned for 2007 performance under a long-term performance-based award that vested on February 15, 2008.
(11)

Represents the target number of restricted shares and cash performance units under the executive’s long-term performance-based award granted in 2006 to be earned based on performance in 2008 with vesting of earned shares to occur on February 15, 2009.

(12)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2007 to be earned based on performance in 2009 with vesting of earned shares to occur on December 31, 2009.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Exercise ($)
Eric E. Parsons	31,000	863,813	24,392	1,198,623
Cindy J. McPike	79,250	1,427,688	8,447	413,806
J. Gregory Ness	25,000	1,098,568	8,447	409,526
Kim W. Ledbetter	25,000	870,652	7,447	342,846
Michael T. Winslow	—	—	7,638	374,051
Robert M. Erickson	—	—	—	—

(1)

Shares reported in this column include shares and cash performance units that vested on February 15, 2007, under performance-based awards for performance in 2006. For Mr. Winslow and Ms. McPike, this number also includes 4,000 shares granted in 2003, the vesting of which was contingent on his or her continued employment through February 10, 2007. For Mr. Ness, this number also includes 4,000 shares granted in 2003, the vesting of which was contingent on his continued employment through May 1, 2007. For Mr. Ledbetter, this number also includes 3,000 shares granted in 2003, the vesting of which was contingent on his continued employment through August 9, 2007.

Pension Benefits at December 31, 2007

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1) ($)
Eric E. Parsons	59	Pension Plan SRP	17 17	$463,198 2,439,638
Cindy J. McPike	45	Pension Plan SRP	9 9	108,747 141,846
J. Gregory Ness	50	Pension Plan SRP	28 28	716,690 1,550,302
Kim W. Ledbetter	55	Pension Plan SRP	33 33	1,134,509 1,605,361
Michael T. Winslow	53	Pension Plan SRP	6 6	100,367 158,336
Robert M. Erickson	39	Pension Plan	11	85,991

(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2007 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date (or on their actual termination date, if earlier) and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 65 for Mr. Parsons, Ms. McPike, and Mr. Winslow, and age 60 for Mr. Ness and Mr. Ledbetter). The actuarial present value was calculated using a discount rate of 6.00%, the 1994 Group Annuity mortality table and a simple annual cost-of-living adjustment of 3%, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet at December 31, 2007. A discount rate of 5.75% was used in the pension benefit calculations as of December 31, 2006. The other assumptions remained the same.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is our qualified pension plan. Our Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of our employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary and bonus excluding any amounts deferred under our nonqualified deferred compensation plan. However, the Internal Revenue Code limits the amount of compensation considered for purposes of calculating benefits under the Pension Plan. For 2007, compensation was limited to $225,000.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average earnings over $833.33, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over one-twelfth of an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age.

The portion of the normal retirement benefit that was accrued prior to May 30, 2003 will, commencing upon retirement, be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% times the number of years elapsed since retirement.

Unreduced early retirement benefits are available to any employee who is over age 60 and the sum of his or her age plus years of service is over 90. A reduced early retirement benefit is available to any employee who is not eligible for unreduced benefits and who is either (a) over age 60 with at least 10 years of service, or (b) over age 55 and the sum of his or her age plus years of service is over 80. As of December 31, 2007, Mr. Ledbetter was the only Named Executive Officer eligible for an early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (the SRP)

All Executive Officers (excluding Mr. Erickson) are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if benefits were not limited by the Internal Revenue Code and compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under our nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined under the same terms as benefits under the Pension Plan, except that prior to December 31, 2008, current participants are required to make an election regarding the timing for commencement of SRP benefit payments following termination of employment, and will have limited rights to change those elections thereafter.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on December 31, 2007 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Parsons, Pension Plan —$0, SRP—$0; Ms. McPike, Pension Plan—$0, SRP—$0; Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Ledbetter, Pension Plan—$0, SRP—$0; Mr. Winslow, Pension Plan—$118,543, SRP—$0; and Mr. Erickson, Pension Plan—$125,164.

Early Retirement Benefits under Pension Plan and SRP

If a participant is eligible and elects to take early retirement prior to the participant’s normal retirement date or unreduced early retirement date, the participant’s benefit payable at early retirement will be reduced by 5%-6% for each year by which commencement of benefits precedes the earlier of the participant’s normal or unreduced early retirement date. These plan factors are more favorable to the participant than a true actuarial reduction. Had Mr. Ledbetter, as the only named executive eligible for early retirement, elected to early retire on December 31, 2007, the present value of his early retirement benefit would have been enhanced by the following amounts: Pension Plan—$27,766, SRP—$66,546.

Nonqualified Deferred Compensation in 2007

Name	Executive contributions in 2007(1) ($)	Company contributions in 2007(1) ($)	Aggregate earnings in 2007 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/2007(2) ($)
Eric E. Parsons	51,827	43,023	70,099	—	1,347,473
Cindy J. McPike	10,988	14,858	11,600	—	92,041
J Gregory Ness	21,000	19,000	13,845	—	253,402
Kim W. Ledbetter	197,155	15,916	48,111	—	941,084
Michael T. Winslow	14,400	14,000	23,819	—	274,913
Robert M. Erickson	—	—	—	—	—

(1)

Amounts disclosed in the “Executive contributions” column are also included in the “Salary” column of the Summary Compensation Table. Amounts disclosed in the “Company contributions” column are also reported in the “All other compensation” column of the Summary Compensation Table.

(2)

Amounts reported in the “Aggregate balance” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Parsons, $742,266; Ms. McPike $90,490; Mr. Ness, $220,743; Mr. Ledbetter, $597,739; Mr. Winslow, $235,513; and Mr. Erickson, $0.

The Named Executive Officers (excluding Mr. Erickson) all participate in our Deferred Compensation Plan for Senior Officers (the “DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP bonus earned each year. We make matching contributions following each year equal to the lesser of (a) 100% of the participant’s salary and STIP bonus deferred for the year, or (b) 4% of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (which limit was $225,000 for 2007).

Elective and matching contributions are credited to participants’ accounts under the DCP and are fully vested at all times. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2007 consisted of 18 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in our 401(k) plan. The investment options had annual returns in 2007 ranging from a 16.4% loss to a 21.2% gain. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions generally commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet an unforeseeable emergency. Amounts credited to participant’s accounts that were earned and vested prior to January 1, 2005, together with investment returns thereon, may be withdrawn in a single lump sum at any time subject to forfeiture of 10 percent of the available account balance. Upon termination of employment, these pre-2005 grandfathered amounts are distributable commencing in January of the year following termination without any further delay to the seventh month following termination.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers other than Mr. Erickson upon a “change in control” of StanCorp, although certain of the benefits are only payable if the Named Executive

Officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after the change in control. In our agreements, “change in control” is generally defined to include:

•	The acquisition by any person of 30% or more of our outstanding Common Stock.

•	The nomination (and subsequent election) in a 12 month period of a majority of our directors by persons other than the incumbent directors.

•	Shareholder approval of a sale of all or substantially all of our assets, or an acquisition of StanCorp through a merger or consolidation.

•	Any other event determined by our Board to be a change in control.

In our agreements, “cause” generally includes continued neglect or willful failure to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to us, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2007 and each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1)	Insurance Continuation(2)	Stock Option Acceleration(3)	Tenure-Based Restricted Stock Acceleration(4)	Performance- Based Equity Acceleration(5)	Tax Gross-up Payments(6)	Total
Eric E. Parsons	$3,620,867	$23,388	$1,346,575	$—	$3,842,046	$—	$8,832,876
J. Gregory Ness	2,493,750	23,388	504,163	201,520	785,290	1,339,985	5,348,096
Kim W. Ledbetter	1,908,462	23,978	371,643	201,520	650,994	—	3,156,597
Michael T. Winslow	1,680,000	13,046	239,663	—	484,656	822,941	3,240,306

(1)

Cash Severance Benefit. Each Named Executive Officer other than Mr. Erickson has entered into a change of control agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each Named Executive Officer is equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control; provided, however, that the sum of base salary and target bonus will not exceed the sum of the Named Executive Officer’s base salary and target bonus for 2006. These amounts are payable within 30 days after termination.

(2)

Insurance Continuation. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide for continuation of health and life insurance benefits paid by us for up to 18 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 18 months of health and life insurance benefit payments at the rates paid by us for each officer as of December 31, 2007.

(3)

Stock Option Acceleration. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and will remain exercisable for one year. Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of December 31, 2007, of each Named Executive Officer’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $50.38 per share, which was the closing price of our Common Stock on the last trading day of 2007.

(4)

Tenure-Based Restricted Stock Acceleration. Information regarding unvested tenure-based restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon a change in control, whether or not the officer’s employment is terminated. The amounts in the table above represent the number of unvested tenure-based restricted shares multiplied by a stock price of $50.38 per share, which was the closing price of our Common Stock on the last trading day of 2007.

(5)

Performance-Based Equity Acceleration. As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to certain of the Named Executive Officers in February 2007 under which shares of Common Stock will be issued based on our performance in 2009. Similar awards were granted in February 2006 under which restricted shares and cash performance units will vest based on our performance in 2008, and similar awards were also granted in February 2005 with vesting based on our performance in 2007 but which were outstanding and not yet vested as of December 31, 2007. The award agreements for all awards granted in 2006 and 2005 provided that all outstanding restricted shares and cash performance units shall immediately vest at the maximum payout level upon a change in control. The award agreements for all awards granted in 2007 provide that upon a change in control the number of shares to be issued shall equal a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the change in control. Accordingly, for the awards granted in 2007, one-third of the target number of shares would have been issued if a change in control had occurred on December 31, 2007. The vesting or payment of performance-based awards occurs whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the value of performance-based awards that would have vested or paid out on a change in control based on a stock price of $50.38 per share which was the closing price of our Common Stock on the last trading day of 2007.

(6)

Tax Gross-up Payment. If any payments to a Named Executive Officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, we are required under the change of control agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. However, if the total value of payments to an officer in connection with a change in control are no more than 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value thereby avoiding the need for tax gross-up payments. Amounts in the table are estimates.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2007, each Named Executive Officer held unexercisable options to purchase Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of five years upon the death, disability or retirement of the officer. Mr. Ledbetter is the only Named Executive Officer who was eligible for retirement as of December 31, 2007. The terms of future stock option grants applicable on death, disability and retirement are proposed to be amended. See “Proposal to Approve Amendments to The Amended 2002 Stock Incentive Plan.” The aggregate value as of December 31, 2007 of options held by each Named Executive Officer that would have become exercisable if death, disability or retirement had occurred on that date, based on the positive spread (if any) between the exercise price of each option and a stock price of $50.38 per share, which was the closing price of our Common Stock on the last trading day of 2007, was: Mr. Parsons, $1,346,575; Mr. Ness, $504,163; Mr. Ledbetter, $371,643; Mr. Winslow, $239,663; and Mr. Erickson, $39,987.

As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to the Named Executive Officers (other than Mr. Erickson) in February 2007 under which shares of Common Stock will be issued based on our performance in 2009. Similar awards were granted in February 2006 under which restricted shares and cash performance units will vest based on our performance in 2008, and similar awards were also granted in February 2005 with vesting based on our performance in 2007 but which were outstanding and not yet vested as of December 31, 2007. The award agreements generally require the officer to be employed by us on the February 15 following the end of the performance year to receive an award payout (changed to the last day of the performance year in the awards for the 2009 performance year). However, if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to an award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2007 as a result of death, disability or retirement, he would have received the actual payout that has since been determined for the award based on 2007 performance, as well as the payouts based on 2008 and 2009 performance after the end of those years based on our actual performance against the performance goals. Based on our actual performance in 2007 and assuming achievement of target performance levels in 2008 and 2009, the estimated total value of the three award payouts, based on a stock price of $50.38 per share, for each Named Executive Officer would be: Mr. Parsons, $3,167,139; Mr. Ness, $815,098; Mr. Ledbetter, $613,729; and Mr. Winslow, $445,460.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in StanCorp Common Stock with the Securities and Exchange Commission. Based on our records and other information, we believe that all filing requirements applicable to our directors, the CEO and Executive Officers were met in 2007.

Directions to the Annual Meeting

The Annual Meeting will be held at the Hilton Portland, 921 SW 6th Avenue, Portland, Oregon. From the Airport—take I-205 South and exit onto I-84 West. At the end of I-84 West you will reach a junction of I-5 North and South. Go south toward Salem (to your left). Immediately follow the City Center signs, which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor Street. Take Taylor 4 blocks and turn left onto SW Broadway, left on Salmon Street, left on SW 6th Avenue; the main building front doors are on the left hand side of 6th Avenue.

From the North (Seattle) Southbound on I-5

Take exit 300B off of I-5 Southbound. After exiting, follow the City Center signs which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor St. Take Taylor 4 blocks and turn left onto SW Broadway, left on Salmon Street, left on SW 6th Avenue; the main building front doors are on the left hand side of 6th Avenue.

IV.    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2009

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 16, 2009 and March 13, 2009, addressed to Corporate Secretary, P7E, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	The name, age, business and residence addresses of the nominee.

•	The principal occupation or employment of the nominee.

•	The number of shares of Common Stock beneficially owned by the nominee.

•	Any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of Common Stock owned by the shareholder.

Under our Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to our Corporate Secretary. To be timely, a shareholder’s notice must be received by Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to that year’s annual meeting. Our 2009 annual meeting is scheduled to be held on May 4, 2009. Therefore, a notice, to be timely, must be received by us between February 16, 2009 and March 13, 2009. If received after that date, the proposal, when and if raised at the 2009 annual meeting, will be subject to the discretionary vote of the proxy holder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in our 2009 Proxy Statement, under SEC rules, we must have received the proposal by December 2, 2008. In order to make a proposal, the shareholder must provide us with a brief description of the matter to be brought before the meeting and the reasons for the proposal. In addition, the shareholder must provide his or her name and address of record, the number of shares of Common Stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

April 1, 2008

Appendix A

(Marked to show proposed amendments)

AMENDED 2002 STOCK INCENTIVE PLAN

StanCorp Financial Group, Inc.

1.    Purpose.    The purpose of this 2002 Stock Incentive Plan (“Plan”) is to enable StanCorp Financial Group, Inc., an Oregon corporation (“Company”) to attract and retain the services of (i) employees, officers and directors of the Company or of any subsidiary of the Company, (ii) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the products of the Company or any subsidiary of the Company, and independent contractors of the Company or any subsidiary of the Company, and (iii) non-employees to whom an offer of employment has been made. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (“Employer”) that is either the Company or a subsidiary of the Company.

2.    Shares Subject to the Plan.    Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~2,900,000~~4,800,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or Performance-Based Award (as defined in Section 8 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-Based Award shall again be available under the Plan. If shares issued pursuant to Section 7 under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.    Duration of Plan.    The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-Based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-Based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.	Administration.

4.1    Board of Directors.    The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2    Committee.    The Board of Directors may delegate to any committee of the Board of Directors (“Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

5.    Types of Awards, Eligibility, Limitations.    The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in

Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) issue shares as provided in Section 7; and (iv) award Performance-Based Awards as provided in Section 8. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. No employee may be granted options for more than an aggregate of 500,000 shares of Common Stock in any calendar year.

6.	Option Grants.

6.1    General Rules Relating to Options.

6.1-1    Terms of Grant.    The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2    Exercise of Options.    Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Except as provided in Sections 6.1-4 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3    Nontransferability.    Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4    Termination of Employment or Service.

6.1-4(a)    General Rule.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of Total Disability, death, Retirement, resignation or termination by the Company without cause (such as set forth below), any options (or portions thereof) held by such optionee shall immediately terminate.

6.1-4(b)    Termination Because of Total Disability.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service terminates by reason of the optionee’s Total Disability (as defined below), any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of such termination, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of termination shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Total Disability” means a physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform with reasonable continuity his or her material duties as an employee, director, officer or consultant of the Company or any subsidiary. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

6.1-4(c)    Termination Because of Death.    Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company or a subsidiary, any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of death, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of death shall not exceed that permitted with respect to Incentive Stock Options under the Code. Options held by the deceased optionee may be exercised only by the person or persons to whom such optionee’s rights under the option(s) shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

6.1-4(d)    Termination Because of Resignation.    If an optionee resigns from employment or providing services to the Company or a subsidiary, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, the Board of Directors may in its sole discretion at the time of grant, at the time of termination or at any other time shorten, extend or otherwise modify or terminate such exercise period.

6.1-4(e)    Termination by the Company Without Cause.    If the Company or a subsidiary terminates the employment of or the provision of services by an optionee without cause, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, that the Board of Directors may in its sole discretion at the time of grant, the time of termination or any other time shorten, extend or otherwise modify or terminate such exercise period. The Board of Directors shall determine in its sole and absolute discretion whether an optionee was terminated without cause.

6.1-4(f)     Termination Because of Retirement.    Unless otherwise determined by the Board of Directors, if an optionee terminates employment by or service with the Company by reason of Retirement, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of retirement shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Retirement” means termination of employment after optionee is (i) over age 65, (ii) over age 60 with at least 10 years of service as an employee of the Company, or (iii) over age 55 after having accumulated at least 25 years of service as of his or her 55th birthday.

6.1-4(g)    Amendment of Exercise Period Applicable to Termination.    The Board of Directors may at any time extend the above-described exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1-4(h)    Failure to Exercise Option.    To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(i)    Leave of Absence.    Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-5    Purchase of Shares.

6.1-5(a)    Notice of Exercise.    Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b)    Payment.    Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

Unless the Board of Directors determines otherwise, the Board of Directors may provide that an option may be exercised and payment made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price and, unless otherwise prohibited by the Board of Directors or applicable law, any applicable tax withholding under Section 6.1-5(c). The Company will not be obligated to deliver certificates for the shares or make book entries denoting ownership of the shares unless and until it receives full payment of the exercise price therefor and any related withholding obligations have been satisfied.

6.1-5(c)    Tax Withholding.    Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1-5(d)    Reduction of Reserved Shares.    Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-6    Limitations on Grants to Non-Exempt Employees.    Unless otherwise determined by the Board of Directors, if an employee of the Company or any subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (“FLSA”), any option granted to that employee shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes totally disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2    Incentive Stock Options.    Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1    Limitation on Amount of Grants.    If the aggregate fair market value of stock (determined in the manner described in Section 6.2-4) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its subsidiary corporations, as defined in subsection 424(f)

of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2    Limitations on Grants to 10 percent Shareholders.    An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary (as defined in subsection 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3    Duration of Options.    Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4    Option Price.    The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.2-5    Limitation on Time of Grant.    No Incentive Stock Option shall be granted on or after the 10th anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6    Early Dispositions.    If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift).

6.2-7    Conversion of Incentive Stock Options.    The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

6.3    Non-Statutory Stock Options.    Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1, above.

6.3-1    Option Price.    The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.3-2    Duration of Options.    Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.     ~~Restricted~~ Stock Awards.    The Board of Directors may issue up to an aggregate of ~~700,000~~1,100,000 shares as (i) ~~restricted~~ stock awards under this Section 7 and (ii) Performance Shares (as defined in Section 8 below). ~~Restricted stock~~Stock may be issued under ~~the Plan~~this Section 7 for any consideration (including promissory notes and services) determined by the Board of Directors. ~~Shares~~Stock issued under ~~the Plan~~this Section 7 shall be subject to ~~the~~such terms, conditions and restrictions as may be determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. ~~All~~ Common Stock issued pursuant to this Section 7 shall be subject to ~~a purchase~~an agreement if required by the Board of Directors, which shall be executed by the Company and the prospective ~~purchaser~~recipient of the shares before the delivery of certificates representing the shares to the ~~purchaser~~recipient. The ~~purchase~~ agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates, if any, representing the shares shall bear any legends required by the Board of Directors. The Company may require any ~~purchaser~~recipient of ~~restricted~~a stock award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the ~~purchaser~~recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company to the ~~purchaser~~recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a ~~purchaser~~recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of ~~restricted~~shares under a stock award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.    Performance-Based Awards.    The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). The Board of Directors may issue up to an aggregate of ~~700,000~~1,100,000 shares as (i) Performance Shares under this Section 8 and (ii) ~~restricted~~ stock awards under Section 7. Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

8.1    Award Period.    The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

8.2    Performance Goals and Payment.    The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income~~,~~ and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

8.3    Computation of Payment.    During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

8.4    Maximum Awards.    No participant may be granted in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 150,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $~~2,000,000.~~3,000,000.

8.5    Tax Withholding.    Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.6    Effect on Shares Available.    The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan or the number of shares that may be issued pursuant to Sections 7 and 8 of the Plan. The number of shares of Common Stock reserved for issuance under the Plan and under Sections 7 and 8 of the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

9.	Changes in Capital Structure.

9.1    Stock Splits, Stock Dividends.    If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

9.2    Mergers, Reorganizations, Etc.    In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

9.2-1    Outstanding options shall remain in effect in accordance with their terms.

9.2-2    Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

9.2-3    The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

9.3    Dissolution of the Company.    In the event of the dissolution of the Company, options shall be treated in accordance with Section 9.2–3.

9.4    Rights Issued by Another Corporation.    The Board of Directors may also grant options and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, Performance-Based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10.    Amendment of the Plan.    The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11.    Approvals.    The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

12.    Employment and Service Rights.    Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by an Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by an Employer.

13.    Rights as a Shareholder.    The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

14. Notices. Any notices required or permitted to be given to holders of awards pursuant to the Plan shall be in writing, addressed to the most recent address on the Company’s records, and shall be deemed to be effectively given when (i) mailed by registered or certified mail with postage and fees prepaid, (ii) sent by overnight delivery service, (iii) personally delivered or (iv) sent by facsimile or electronic communication with confirmed transmission.

Appendix B

STANCORP FINANCIAL GROUP, INC.

and

MELLON INVESTOR SERVICES LLC

Amended and Restated Rights Agreement

Dated as of [April 20, 2009]

AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of [April 20, 2009] (the “Agreement”), between StanCorp Financial Group, Inc., an Oregon corporation (the “Company”), and Mellon Investor Services LLC (the “Rights Agent”).

WITNESSETH

WHEREAS, the Rights Agreements (the “Existing Rights Agreement”), dated as of April 21, 1999, between the Company and the Rights Agent, is scheduled to expire on the Close of Business of April 20, 2009;

WHEREAS, the Company desires to enter into the Agreement to become effective upon the expiration of the Existing Rights Agreement;

WHEREAS, effective as of [April 20, 2009], the Board of Directors of the Company authorized and declared a dividend of one Right for each share of Common Stock (as such terms are hereinafter defined) of the Company outstanding on [April 20, 2009] (the “Record Date”), and has authorized the issuance of one Right with respect to each share of Common Stock issued by the Company between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are hereinafter defined), with each Right initially representing the right to purchase one one-hundredth of a share of Preferred Stock (as hereinafter defined) having the rights, powers and preferences set forth in the form of Amendment to the Company’s Articles of Incorporation attached hereto as Exhibit A, upon the terms and subject to the conditions herein set forth (the “Rights”);

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

1.    Certain Definitions.    For purposes of this Agreement, the following terms have the meanings indicated:

(a)    “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter, defined) of such Person, shall become the Beneficial Owner (as such term is hereinafter defined) of 20 percent or more of the shares of Common Stock then outstanding; provided, however, that an Acquiring Person shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an “Acquiring Person” either (i) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 20 percent or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20 percent or more of the Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an “Acquiring Person,” or (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a).

(b)    “Act” shall mean the Securities Act of 1933, as amended.

(c)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as such term is hereinafter defined), as in effect on the date of this Agreement.

(d)    “Agreement” shall mean this Rights Agreement.

(e)    A Person shall be deemed the “Beneficial Owner” of and shall be deemed to beneficially own any securities:

(i)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the power to vote or dispose of, including pursuant to any agreement, arrangement or understanding, whether or not in writing;

(ii)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire voting or dispositive power over (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

(iii)    which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

provided, however, that nothing in this paragraph (e) shall cause a person to be the “Beneficial Owner” of, or to “beneficially own,” (A) any securities that may be issued on the exercise of Rights, (B) any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, (C) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (D) any securities acquired by a Person engaged in business as an underwriter of securities through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act.

(f)    “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(g)    “Close of Business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.

(h)    “Common Stock” shall mean the Common Stock of the Company. The term “common stock” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person together with all rights and benefits (however denominated or constituted) relating to such common stock (including, without limitation any rights or warrants to acquire additional shares of such common stock or other securities or assets, or to participate in any trust for the benefit of holders of such shares, or to share in the benefits of any agreements or other arrangements for the benefit of such holders), whether or not such rights are yet exercisable, and together with any other securities which are represented by the certificates for such common stock or are transferred in connection with transfers of such common stock.

(i)    “Common Stock Equivalents” shall have the meaning set forth in Section 11(a)(iii).

(j)    “Current Per Share Market Price” shall have the meaning set forth in Section 11(d).

(k)    “Current Value” shall have the meaning set forth in Section 11(a)(iii).

(l)    “Definitive Acquisition Agreement” shall mean an agreement, conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock, with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Company or the direct or indirect acquisition of more than 50 percent of the Company’s consolidated total assets.

(m)    “Distribution Date” shall have the meaning set forth in Section 3(a).

(n)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)    “Final Expiration Date” shall have the meaning set forth in Section 7(a).

(p)    “Person” shall mean any individual, firm, corporation, partnership or other entity and shall include any successor (by merger or otherwise) of such entity.

(q)     “Preferred Stock” means Series A Preferred Shares of the Company and, to the extent that there is not a sufficient number of Series A Preferred Shares authorized to permit the full exercise of the Rights, any other series of Preferred Shares of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Preferred Shares.

(r)     “Preferred Stock Equivalents” shall have the meaning set forth in Section 11(b).

(s)     “Principal Party” shall have the meaning set forth in Section 13(b).

(t)     “Proposed Acquiror” shall mean any Person who has proposed or publicly announced an intention to propose a transaction that, if consummated, would cause a Stock Acquisition Date or any Section 13 Event to occur.

(u)     “Purchase Price” shall mean the dollar amount payable upon exercise of one Right to acquire the number of one one-hundredths of a share of Preferred Stock or other securities or assets for which the Right is then exercisable and shall initially be the price set forth in Section 7(b).

(v)     “Qualifying Offer” shall mean an offer determined by a majority of independent directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(i)     a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of Common Stock at the same per share consideration; provided, however, that such per share price and consideration represent a reasonable premium over the highest reported market price of the Common Stock in the immediately preceding 24 months, with, in the case of an offer that includes shares of common stock of the offeror, such per share offer price being determined using the lowest reported market price for common stock of the offeror during the five Trading Days immediately preceding and the five Trading Days immediately following the date on which the Qualifying Offer is commenced;

(ii)     an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that Beneficially Owns no more than 1 percent of the outstanding Common Stock as of the date of such commencement;

(iii)     an offer that, within 20 Business days after the commencement date of the offer (or within 10 Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board of Directors of the Company rendering an opinion to the Board of Directors of the Company that the consideration being offered to the shareholders of the Company is either unfair or inadequate;

(iv)    if the offer includes shares of common stock of the offeror, an offer pursuant to which (i) the offeror shall permit representatives of the Company, including, without limitation, a nationally recognized investment banking firm retained by the Board of Directors of the Company, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board of Directors of the Company with respect to whether the consideration being offered to the Company’s shareholders is fair, and (ii) within 10 Business Days after such investment banking firm shall have notified the Company and the offeror that it had completed the due diligence review to its satisfaction (or following completion of such due diligence review within 10 Business Days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board of Directors of the Company that the consideration being offered to the shareholders of the Company is either unfair or inadequate and such investment banking firm does not after the expiration of such 10 Business Day period render an opinion to the Board of Directors of the Company that the consideration being offered to the shareholders of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse affect on the value of the common stock of the offeror;

(v)    an offer that is subject only to the minimum tender condition described below in item (viii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(vi)    an offer pursuant to which the Company and its shareholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board of Directors of the Company in accordance with Section 23(b), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 23(b)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(vii)    an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (vi) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (i) any increase in the price offered, or (ii) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (vi) and (vii) of this definition, beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (vi) and (vii), or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board of Directors of the Company has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (3) one Business Day after the shareholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(viii)    an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(ix)    an offer pursuant to which the Company and its shareholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

(x)    an offer pursuant to which the Company and its shareholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering shareholder (other than extensions of the offer consistent with the terms thereof);

(xi)    an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (i) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (ii) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (iii) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(xii)    if the offer includes shares of stock of the offeror, (i) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned corporation, and whose common stock is freely tradable and is listed on either the NYSE Euronext or the NASDAQ National Market System, (ii) no shareholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (iii) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20 percent of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (iv) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act (as hereinafter defined); including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(b) shall no longer be applicable to such offer.

(w)    “Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.

(x)    “Qualifying Offer Resolution” shall have the meaning set forth in Section 23(b).

(y)    “Record Date” shall have the meaning set forth in the WHEREAS clause at the beginning of this Agreement.

(z)    “Redemption Date” shall have the meaning set forth in Section 7(a).

(aa)    “Redemption Price” shall have the meaning set forth in Section 23(a).

(bb)    “Rights” shall have the meaning set forth in the WHEREAS clause at the beginning of this Agreement.

(cc)    “Rights Certificate” shall have the meaning set forth in Section 3(a).

(dd)    “Section 13 Event” shall mean any event described in Section 13(a).

(ee)    “Spread” shall have the meaning set forth in Section 11(a)(iii).

(ff)    “Stock Acquisition Date” shall mean the first date of public announcement (including, without limitation, the date a report is filed pursuant to Section 13(d) of the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become an Acquiring Person.

(gg)    “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(hh)    “Substitution Period” shall have the meaning set forth in Section 11(a)(iii).

(ii)    “Trading Day” shall have the meaning set forth in Section 11(d).

2.     Appointment of Rights Agent.    The Company hereby appoints the Rights Agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

3.     Issue of Rights Certificates.

(a)    Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date is prior to the Record Date, the Record Date) or (ii) the Close of Business on the tenth day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20 percent or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (w) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates shall also be deemed to be certificates for Rights) and not by separate Rights Certificates, (x) the Rights and the right to receive Rights Certificates will be transferable only in connection with the transfer of the underlying Common Stock and any transfer of Common Stock shall also constitute the transfer of the associated Rights represented by the same certificate, (y) in the event the Company purchases or acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such acquired Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with shares of Common Stock that are no longer outstanding, and (z) in the event the Company issues any Common Stock after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, the Company shall issue one Right for each such newly issued share of Common Stock (subject to adjustment as provided in Section 11(h)) which Right shall be evidenced by the certificate for the associated share of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate, in substantially the form of Exhibit B hereto (a “Rights Certificate”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(h), at the time the Rights Certificates are distributed the Company shall make the necessary and appropriate rounding adjustments pursuant to Section 14(a) so that Rights Certificates are distributed representing only whole numbers of Rights and cash is paid in lieu of fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

(b)    As soon as practicable following the Record Date, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form of Exhibit C (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company.

(c)    All Common Stock certificates which are issued, either upon an original issuance by the Company or upon a transfer by a holder, after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain rights set forth in an Amended and Restated Rights Agreement between StanCorp Financial Group, Inc. (the “Company”) and Mellon Investor Services LLC dated as of [April 20, 2009] (the “Rights Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement), and Rights previously owned by such Persons, may become null and void.

4.     Form of Rights Certificates.

(a)    The Rights Certificates (and the form of election to purchase and form of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22, the Rights Certificates, whenever distributed, shall entitle the holders thereof to purchase for the Purchase Price such number of one one-hundredths of a share of Preferred Stock as shall be set forth therein, but the amount and type of securities purchasable upon exercise and the Purchase Price shall be subject to adjustment as provided herein.

(b)    Any Rights Certificate issued pursuant to Section 3 hereof that represents Rights beneficially owned by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) any other Person if such Rights formerly were beneficially owned by an Acquiring Person (or by an Associate or Affiliate of such Acquiring Person) at a time after the Acquiring Person became an Acquiring Person, or (iii) a transferee of Rights from an Acquiring Person (or from any Associate or Affiliate thereof) who became a transferee prior to or concurrently with the Acquiring Person becoming an Acquiring Person and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or its Affiliate or Associate) to holders of equity interests in such Acquiring Person (or its Affiliate or Associate) or to any Person with whom such Acquiring Person (or its Affiliate or Associate) has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of Section 7(e), and any Rights Certificate issued pursuant to Section 6, 7(d) or 22 upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of the Rights Agreement;

provided, however, that the Rights Agent shall not have any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Company or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

5.     Countersignature and Registration.    The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or any Vice President, either manually or by facsimile signature, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal offices, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.

6.     Transfer, Split-Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    Subject to the provisions of Sections 4(b), 7(e) and 14, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of shares of Preferred Stock or other securities or property as the Rights Certificate or Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to Sections 4(b), 7(e) and 14, countersign and deliver to the person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Rights Certificates.

(b)    Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate if mutilated, the Company will make and deliver a new Rights Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

7.     Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a)    At any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on [April 19, 2012] (the “Final Expiration Date”) or (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a)) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right that is exercised.

(b)    The Purchase Price to be paid on exercise of each Right shall initially be $289.95 and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below. Each Right shall initially entitle the holder to acquire one one-hundredth of a share of Preferred Stock upon exercise of the Right. The Purchase Price and the number of shares of Preferred Stock or other securities or assets for which a Right is exercisable shall be subject to adjustment as provided in Sections 11 and 13.

(c)    Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax in cash, or by certified check or cashier’s check payable to the order of the Company, the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) requisition from any transfer agent of the Preferred Stock (or make available, if the Rights Agent is the transfer agent) certificates for the number of shares of Preferred Stock to be purchased and the Company hereby authorizes its transfer agent to comply with all such requests, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14, (iii) after receipt of the certificates for

Preferred Stock cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Rights Certificate. In the event that the Company is obligated to issue other securities (including, but not limited to, debt securities) of the Company, and/or distribute other property pursuant to Section 11, the Company covenants that it will make all arrangements necessary so that such other securities and/or property are available for distribution by the Rights Agent, if and when appropriate.

(d)    In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Rights Certificate or to his duly authorized assigns, subject to the provisions of Section 14.

(e)    Notwithstanding any other provision of this Agreement, from and after the occurrence of a Stock Acquisition Date, any Rights beneficially owned by (i) an Acquiring Person, or any Associate or Affiliate of an Acquiring Person, (ii) any other Person if such Rights formerly were beneficially owned by an Acquiring Person (or by an Associate or Affiliate of such Acquiring Person) at a time after such Acquiring Person became an Acquiring Person, or (iii) a transferee of Rights from an Acquiring Person (or from any Associate or Affiliate thereof) who became a transferee prior to or concurrently with the Acquiring Person becoming an Acquiring Person and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or its Affiliate or Associate) to holders of equity interests in such Acquiring Person (or its Affiliate or Associate) or to any Person with whom the Acquiring Person (or its Affiliate or Associate) has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and of Section 4(b) are complied with, but shall have no liability to any holder of Rights Certificates or any other Person as a result of its failure to make any determinations with respect to an Acquiring Person, or any of its Affiliates, Associates or transferees hereunder.

(f)    Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the surrendered Right Certificate and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

8.     Cancellation and Destruction of Rights Certificates.    All Rights Certificates surrendered for the purpose of exercise, transfer, split-up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

9.     Reservation and Availability of Capital Stock.

(a)    The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Stock (and, following the occurrence of a Stock Acquisition Date or a Section 13 Event, out of its authorized and unissued shares of Common Stock and/or other securities), the number of shares of Preferred Stock (and, following the occurrence of a Stock Acquisition Date or a Section 13

Event, Common Stock and/or other securities) that, as provided in this Agreement, will be sufficient to permit the exercise in full of all outstanding Rights; provided, however, that shares issuable pursuant to Section 11(a)(ii) shall be reserved only following the occurrence of an event described in that section.

(b)    If any shares of Preferred Stock are listed on a national securities exchange, and so long as the shares of Preferred Stock (and, following the occurrence of a Stock Acquisition Date or a Section 13 Event, Common Stock and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on that exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on the exchange upon official notice of issuance upon exercise.

(c)    The Company shall use its best efforts (i) to file, as soon as practicable following a Stock Acquisition Date and the determination by the Company in accordance with Section 11(a)(iii) of the consideration to be delivered by the Company upon exercise of the Rights, or as soon as is required by law following the Distribution Date, as the case may be, a registration statement under the Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) to cause such registration statement to become effective as soon as practicable after such filing, and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the date of the expiration of the Rights. The Company will also take such action as may be appropriate under or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend the exercisability of the Rights, for a period of time not to exceed 90 days after the date the Company first becomes obligated to use its best efforts to file a registration statement as set forth in clause (i) of the first sentence of this Section 9(c), in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction, unless the requisite qualification in such jurisdiction shall have been obtained and until a registration statement has been declared effective.

(d)    The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Preferred Stock (and, following the occurrence of a Stock Acquisition Date or Section 13 Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares of such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

(e)    The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates or of any shares of Preferred Stock or other securities upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer, split-up, combination or exchange of Rights Certificates, or any issuance or delivery of certificates for shares in a name other than that of the registered holder of the Rights Certificate evidencing Rights surrendered for exercise, and shall not be required to issue or deliver any certificates for shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

10.     Preferred Stock Record Date.    Each person in whose name any certificate for a number of one one-hundredths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common

Stock and/or other securities, as the case may be) transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

11.     Adjustment of Purchase Price, Number of Shares or Number of Rights.    The Purchase Price, the number and kind of securities covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Stock payable in Preferred Stock, (B) subdivide the outstanding Preferred Stock, (C) combine the outstanding Preferred Stock into a smaller number of shares of Preferred Stock or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the number and kind of shares of capital stock issuable at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, he or she would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. The adjustments provided for in this Section 11(a)(i) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or reclassification is effected. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

(ii)    In the event that a Stock Acquisition Date occurs, proper provision shall be made so that each holder of a Right, except as provided below and in Section 7(e), shall thereafter have a right to receive, upon exercise thereof and payment of the Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a share of Preferred Stock, such number of shares of Common Stock as shall equal the result obtained by dividing the then current Purchase Price by 50 percent of the Current Per Share Market Price of the Common Stock (determined pursuant to Section 11(d)) on the Stock Acquisition Date (such number of shares being the “Adjustment Shares”).

(iii)    In the event the number of shares of Common Stock which are authorized by the Company’s articles of incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”) over (2) the then current Purchase Price (such excess, the “Spread”), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the applicable Purchase Price, (3) shares of Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock that the Board of Directors of the Company has deemed to have the same value as shares of Common Stock (“Common Stock Equivalents”)), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the Stock Acquisition Date, then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of

Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Stock Acquisition Date, in order that the Company may seek shareholders approval for the authorization of such additional shares (such period, as it may be extended as so permitted, the “Substitution Period”). To the extent the Company determines that some action must be taken pursuant to the first or second sentences of this Section 11(a)(iii), the Company (x) shall provide that such action shall apply uniformly to all outstanding Rights other than those that are void as provided in Section 7(e), and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the Current Per Share Market Price (as determined pursuant to Section 11(d) hereof) of the Common Stock on the date of the Stock Acquisition Date and the value of any Common Stock Equivalent shall be deemed to have the same value as the Common Stock on such date.

(b)    In case the Company shall at any time after the date of this Agreement fix a record date for the issuance of rights, options or warrants to all holders of Preferred Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Stock (or shares having the same rights, privileges and preferences as the Preferred Stock (“Preferred Stock Equivalents”)) or securities convertible into Preferred Stock or Preferred Stock Equivalents at a price per share of Preferred Stock or Preferred Stock Equivalent (or having a conversion price per share, if a security convertible into Preferred Stock or Preferred Stock Equivalents) less than the then Current Per Share Market Price of the Preferred Stock (as defined in Section 11(d)) on such record date, the number of shares of Preferred Stock for which each Right shall be exercisable after such record date shall determined by multiplying the number of shares of Preferred Stock for which each Right was exercisable immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on such record date plus the number of additional shares of Preferred Stock and/or Preferred Stock Equivalents to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Preferred Stock outstanding on such record date plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock and/or Preferred Stock Equivalents so to be offered (and/or the aggregate initial conversion price of convertible securities so to be offered) would purchase at such Current Per Share Market Price. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, the number of shares of Preferred Stock for which each Right shall be exercisable shall be readjusted to be the number of shares of Preferred Stock for which each Right would then be exercisable if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the number of shares for which each Right shall be exercisable shall be readjusted to be the number which would have resulted from the adjustment provided for in this Section 11(b) if only the rights or warrants that were exercised had been issued.

(c)(i) In case the Company shall at any time after the date of this Agreement fix a record date for the making of a distribution to all holders of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in shares of Preferred Stock but including any dividend payable in stock other than Preferred Stock) or subscription rights or warrants

(excluding those referred to in Section 11(b)), the number of shares of Preferred Stock for which each Right shall be exercisable after such record date shall be determined by multiplying the number of shares of Preferred Stock for which each Right was exercisable immediately prior to such record date by a fraction, the numerator of which shall be the then Current Per Share Market Price of the Preferred Stock (as defined in Section 11(d)) on such record date, and the denominator of which shall be such Current Per Share Market Price of the Preferred Stock, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of Preferred Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the number of shares of Preferred Stock for which each Right shall be exercisable shall be readjusted to be the number of shares of Preferred Stock for which each Right would then be exercisable if such record date had not been fixed.

(ii)    In case the Company shall at any time after the date of this Agreement fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in shares of Common Stock) or subscription rights or warrants (excluding those referred to in Section 11(h)(ii)), the number of shares of Preferred Stock for which each Right shall be exercisable after such record date shall be determined by multiplying the number of shares of Preferred Stock for which each Right was exercisable immediately prior to such record date by a fraction, the numerator of which shall be the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d)) on such record date, and the denominator of which shall be such Current Per Share Market Price of the Common Stock, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the number of shares of Preferred Stock for which each Right shall be exercisable shall be readjusted to be the number of shares of Preferred Stock for which each Right would then be exercisable if such record date had not been fixed.

(d)(i) For the purpose of any computation hereunder, the “Current Per Share Market Price” of common stock (including Common Stock) on any date shall be deemed to be the average of the daily closing prices per share of the common stock for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event the Current Per Share Market Price of common stock is determined during a period following the announcement by the issuer of such common stock of (A) a dividend or distribution on such common stock payable in such common stock or securities convertible into such common stock, or (B) any subdivision, combination or reclassification of such common stock, and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Current Per Share Market Price shall be appropriately adjusted to take into account such event. The closing price for each day shall be the last sale price as reported by the New York Stock Exchange Euronext (the “NYSE Euronext”) or such other system then in use, or, if on any such date the common stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the common stock selected by a majority of the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the common stock is listed or admitted to trading is open for the transaction of business or, if the common stock is not listed or admitted to trading on any national securities exchange, a Business Day. If the common stock is not publicly held or so listed or traded for the 30-day period, “Current Per Share Market Price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

(ii)    For the purpose of any computation hereunder, the “Current Per Share Market Price” of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(d) (other than the last sentence thereof). If the Current Per Share Market Price of Preferred Stock

cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the “Current Per Share Market Price” of Preferred Stock shall be conclusively deemed to be an amount equal to the Current Per Share Market Price of the Common Stock multiplied by the Adjustment Number as that term is defined in Section 2 of the Amendment to the Company’s Articles of Incorporation, as amended, designating the Preferred Stock (initially 100). If neither the Common Stock nor the Preferred Stock is publicly held or so listed or traded, “Current Per Share Market Price” of Preferred Stock shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. For all purposes of this Agreement, the current market price of one one-hundredth of a share of Preferred Stock shall be equal to the Current Per Share Market Price of one share of Preferred Stock divided by 100.

(e)    No adjustment in the Purchase Price or the number of shares for which a Right is exercisable shall be required unless such adjustment would require an increase or decrease of at least one percent in the Purchase Price or the number of shares for which a Right is exercisable; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or one-millionth of a share of Preferred Stock, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f)    If as a result of an adjustment made pursuant to Section 11(a), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Section 11 and the provisions of Sections 7, 9, 10, 13 and 14 with respect to the Preferred Stock shall apply on like terms to any such other shares.

(g)    All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price or the number of shares of Preferred Stock for which a Right is exercisable hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a share of Preferred Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h)(i) In the event the Company shall, after the date of this Agreement and prior to the Distribution Date, (A) declare a dividend on the Common Stock payable in Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares of Common Stock, or (D) issue any shares of Common Stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the number of Rights associated with each share of Common Stock then outstanding, and the number of Rights to be associated with each share of Common Stock which may thereafter become outstanding prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event.

(ii)    In the event the Company shall, after the date of this Agreement and prior to the Distribution Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share

Market Price of the Common Stock (as defined in Section 11(d)) on such record date, the number of Rights associated with each share of Common Stock then outstanding, and the number of Rights to be associated with each share of Common Stock which may thereafter become outstanding prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights associated with each share of Common Stock after such record date shall be determined by multiplying the number of Rights associated with each share of Common Stock immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the number of Rights associated with each share of Common Stock shall be readjusted to be the number of Rights that would have been associated with each share of Common Stock if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the number of Rights associated with each share shall be readjusted to be the number which would have resulted from the adjustment provided for in this Section 11(h)(ii) if only the rights, options or warrants that were exercised had been issued.

(iii)    Notwithstanding the foregoing, the adjustments provided for in this Section 11(h) shall not be made if the Company exercises its election provided for in Section 11(i).

(i)    The Company may elect on or after the date of any event described in clauses (A) through (D) of Section 11(h)(i) or described in Section 11(h)(ii), if such event occurs before the Distribution Date (a “Section 11(h) Event”), to adjust the Purchase Price and the number of shares of Preferred Stock purchasable upon the exercise of a Right in substitution for any adjustment under Section 11(h) in the number of Rights associated with each share of Common Stock. If such election is made, (i) the number of Rights associated with each share of Common Stock prior to the Section 11(h) Event shall be maintained after the Section 11(h) Event, (ii) any new shares of Common Stock issued in the Section 11(h) Event shall, as provided in Section 3(a), have issued with it the number of Rights associated with each share of Common Stock outstanding, and (iii) any combination of shares of Common Stock into a smaller number of shares in the Section 11(h) Event shall result in a similar combination of the associated Rights. The Purchase Price and the number of Shares of Preferred Stock purchasable upon exercise of a Right after such adjustment shall be determined by multiplying the Purchase Price and the number of Shares of Preferred Stock purchasable upon exercise of a Right, respectively, in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Rights that would have been associated with each share of Common Stock after the Section 11(h) Event if the Company had not exercised its election provided for in this Section 11(i) and the denominator of which shall be the number of Rights associated with each share of Common Stock immediately prior to the Section 11(h) Event. To the extent the number of Rights that would have been associated with each share of Common Stock if the Company had not exercised its election provided for in this Section 11(i) may be readjusted as provided in the last sentence of Section 11(h)(ii), the Purchase Price and number of shares of Preferred Stock purchasable upon exercise of a Right shall be similarly readjusted.

(j)    Irrespective of any adjustment or change in the Purchase Price or the number of one one-hundredths of a share of Preferred Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-hundredth of a share and the number of one one-hundredths of a share of Preferred Stock which were expressed in the initial Rights Certificates issued hereunder.

(k)    In any case in which this Section 11 shall require that an adjustment in the Purchase Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-hundredths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of one one-hundredths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price and the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(l)    Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board of Directors of the Company shall determine to be advisable in order that any consolidation or subdivision of the Preferred Stock, issuance wholly for cash of any Preferred Stock at less than the current market price, issuance wholly for cash of Preferred Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, dividends on Preferred Stock payable in Preferred Stock or issuance of rights, options or warrants referred to in Section 11(b), hereafter made by the Company to holders of its Preferred Stock shall not be taxable to such shareholders or shall reduce the taxes payable by such shareholders.

(m)    The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23 or Section 26, take (or permit any Subsidiary to take) any action, including any merger, consolidation or sale of assets if at the time such action is taken or immediately thereafter it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

12.     Certificate of Adjusted Purchase Price or Number of Shares.    Whenever an adjustment is made as provided in Sections 11 and 13, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Preferred Stock and the Common Stock a copy of such certificate and (c) mail a brief summary thereof to each holder of Rights in accordance with Section 25.

13.     Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

(a)    In the event that, following the Distribution Date, directly or indirectly,

(i)    the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m)) and the Company shall not be the continuing or surviving corporation of such consolidation or merger,

(ii)    any Person shall acquire shares of Common Stock of the Company in a share exchange,

(iii)    any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m)) shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or

(iv)    the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50 percent or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person other than the Company or one or more of its wholly owned Subsidiaries in a transaction that complies with Section 11(m), then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided in Section 7(e)) shall thereafter have the right to receive, upon the exercise thereof and payment of the Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, nonassessable and freely tradeable shares of common stock of the Principal Party (as hereinafter defined) not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by dividing the then current Purchase Price by 50 percent of the Current Per Share Market Price of the common stock of the Principal Party (determined pursuant to Section 11(d)) on the date of consummation of the Section 13 Event, (B) the Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement, (C) the term “Company” shall thereafter be deemed to refer to the Principal Party, it being specifically intended that the provisions of Section 11 shall apply to the Principal Party only following the first occurrence of a Section 13 Event, and (D) the Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its common stock in accordance with Section 9) in connection with such consummation as may be necessary to ensure that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be, in relation to the common stock thereafter deliverable upon the exercise of the Rights. The provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of an event described in Section 13.

(b)    The term “Principal Party” shall mean

(i)    in the case of any transaction described in clause (i), (ii) or (iii) of Section 13(a), the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, or for which shares of Common Stock are exchanged in such share exchange, and if no securities are so issued, the Person that is the other party to such merger, consolidation or share exchange or, if there is more than one such Person, the Person the common stock of which has the highest aggregate current market price (determined pursuant to Section 11(d)); and

(ii)    in the case of any transaction described in clause (iv) of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power transferred pursuant to such transaction or transactions or if the Person receiving the largest portion of the assets or earning power cannot be determined, whichever Person the common stock of which has the highest aggregate current market price (determined pursuant to Section 11(d));

provided, however, that, if the common stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act or such Person is not a corporation, then (A) if such Person is a direct or indirect Subsidiary of one other Person which has common stock so registered, “Principal Party” shall refer to such other Person, (B) if such Person is a direct or indirect Subsidiary of another Person but is not a direct or indirect Subsidiary of another Person which has common stock so registered, “Principal Party” shall refer to the ultimate parent entity of such first-mentioned Person, (C) if such Person is directly or indirectly controlled by more than one Person, and one or more of such other Persons has common stock so registered, “Principal Party” shall refer to whichever of such Persons that is the issuer of common stock so registered having the highest aggregate current market price (determined pursuant to Section 11(d)), and (D) if such Person is directly or indirectly controlled by more than one Person, and none of such other Persons has common stock so registered, “Principal Party” shall refer to whichever ultimate parent entity is the corporation having the greatest shareholders’ equity or, if no such ultimate parent entity is a corporation, shall refer to whichever ultimate parent entity is the entity having the greatest net assets.

(c)    The Company shall not enter into any transaction described in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. In addition, the Company shall not consummate any such transaction unless the Principal Party shall have a sufficient number of authorized shares of common stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in this Section 13 and further providing that, as soon as practicable after execution of such agreement, the Principal Party will

(i)    prepare and file a registration statement under the Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing, (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date and, as soon as practicable following the execution of such agreement, take such action as may be required to ensure that any acquisition of such shares of common stock upon the exercise of the Rights complies with any applicable state security or “blue sky” laws; and

(ii)    will deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

(d)    In case the Principal Party which is to be a party to a transaction referred to in this Section 13 has a provision in any of its authorized securities or in its Articles or Certificate of Incorporation or Bylaws or other instrument governing its corporate affairs, which provision would have the effect of (i) causing such Principal Party to issue, in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, shares of common stock of such Principal Party at less than the then Current Per Share Market Price (determined pursuant to Section 11(d)) or securities exercisable for, or convertible into, shares of common stock of such Principal Party at less than the then Current Per Share Market Price (other than to holders of Rights pursuant to this Section 13) or (ii) providing for any special payment, tax or similar provisions in connection with the issuance of the shares of common stock of such Principal Party pursuant to the provisions of Section 13; then, in such event, the Company shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been canceled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.

(e)    The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. In the event that a Section 13 Event shall occur at any time after the Stock Acquisition Date, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in Section 13. The provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of a Section 13 Event.

14.     Fractional Rights and Fractional Shares.

(a)    The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Right would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, or, in case no such sale takes place on such day, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NYSE Euronext or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b)    The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) upon exercise of the

Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock). In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-hundredths of a share of Preferred Stock the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-hundredth of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of one one-hundredth of a share of Preferred Stock shall be one one-hundredth of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

(c)    Following the occurrence of a Stock Acquisition Date or Section 13 Event, the Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of current market value of one share of Common Stock. For purposes of this Section 14(c), the current market value of one share of Common Stock shall be the closing price of one share of Common Stock (as determined pursuant to Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(d) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

15.     Rights of Action.    All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 18, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

16.     Agreement of Rights Holders.    Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a)    prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Stock;

(b)    after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

(c)    subject to Sections 6 and 7(f), the Company and the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be affected by any notice to the contrary; and

(d)    Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

17.     Rights Certificate Holder Not Deemed a Shareholder.    No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of one one-hundredths of a share of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 23(c)), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

18.     Concerning the Rights Agent.

(a)    The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.

(b)    The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for shares of Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20.

19.     Merger or Consolidation or Change of Name of Rights Agent.

(a)    Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust business or stock transfer business of the Rights Agent or any successor rights agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b)    In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

20.     Duties of Rights Agent.    The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)    The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)    Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)    The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

(d)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)    The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 7(e) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in this Agreement or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or Common Stock to be issued pursuant to this Agreement or any Right Certificate or as to whether any shares of Preferred Stock or Common Stock will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f)    The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)    The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The

Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(h)    The Rights Agent and any shareholder, director, officer, or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)    If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

21.     Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of any State of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an affiliate or subsidiary of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

22.     Issuance of New Rights Certificates.    Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Stock of the Company following the Distribution Date and prior to the Final Expiration Date, the Company (a) shall, with respect to Common Stock of the Company so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

23.     Redemption.

(a)    The Board of Directors of the Company may at its option, at any time prior to the earliest of (i) the Close of Business on the tenth day following a Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable as provided in Section 11(a)(ii) until such time as the Company’s right of redemption hereunder has expired.

(b)    In the event the Company receives a Qualifying Offer and the Board of Directors of the Company has not redeemed the outstanding Rights or exempted such offer from the terms of this Agreement or called a special meeting of shareholders by the end of the 90 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10 percent of the shares of Common Stock then outstanding may submit to the Board of Directors of the Company, not earlier than 90 Business Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 23(b) (the “Special Meeting Demand”) directing the Board of Directors of the Company to submit to a vote of shareholders at a special meeting of the shareholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board of Directors of the Company shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of shareholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand (the “Special Meeting Period”); provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement. A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the

Company and must set forth as to the shareholders of record making the request (x) the names and addresses of such shareholders, as they appear on the Company’s books and records, (y) the class and number of shares of Common Stock which are owned of record by each of such shareholders, and (z) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(b), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board of Directors of the Company shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no action or vote, including action by written consent, by shareholders not in compliance with the provisions of this Section 23(b) shall serve to exempt any offer from the terms of this Agreement.

(c)    Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights (or at such later time as shall be specified in the resolution taking such action), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Promptly after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights and the Rights Agent by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the shares of Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Per Share Market Price, as defined in Section 11(d), of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company.

(d)    Immediately upon the Close of Business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate.

(e)    In case the Company shall propose (a) to pay any dividend payable in stock of any class to the holders of its Preferred Stock or Common Stock or to make any other distribution to the holders of its Preferred Stock or Common Stock (other than a regular quarterly cash dividend), (b) to offer to the holders of its Preferred Stock or Common Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or Common Stock or shares of stock of any class or any other securities, (c) to effect any reclassification of its Preferred Stock or Common Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock or Common Stock), (d) to effect any consolidation, merger or share exchange into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(m)), (e) to effect any sale or other transfer or to permit one or more of its Subsidiaries to effect any sale or other transfer, in one or more related transactions, of 50 percent or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(m)), or (f) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 25, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, exchange, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Preferred Stock or Common Stock if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 20 days prior to the record date for determining holders of the Preferred Stock or Common Stock for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Stock or Common Stock whichever shall be the earlier. In case a Stock Acquisition Date shall occur, the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, in accordance with Section 25, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii).

24.     Exchange.

(a)    The Board of Directors of the Company may, at its option, at any time and from time to time after a Stock Acquisition Date, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e)) for shares of Common Stock or Common Stock Equivalents, or any combination thereof, at an exchange ratio of one share of Common Stock, or such number of Common Stock Equivalents or units representing fractions thereof as would be deemed to have the same value as one share of Common Stock, per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).

(b)    Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock and/or Common Stock Equivalents equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the shares of Common Stock and/or Common Stock Equivalents for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e)) held by each holder of Rights.

(c)    In the event that the number of shares of Common Stock which are authorized by the Company’s Articles of Incorporation as amended but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit an exchange of Rights as contemplated in accordance with this Section 24, the Company may, at its option, take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights.

(d)    The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the company shall pay to the registered holders of Rights with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the value of a whole share of Common Stock. For purposes of this Section 24, the value of a whole share of Common Stock shall be the closing price (as determined pursuant to the second sentence of Section 11(d)(i) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24, and the value of any Common Stock Equivalent shall be deemed to have the same value as the Common Stock on such date.

25.     Notices.    Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

Attention: Corporate Secretary

Copy to:	Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Ave., Suite 2600

Portland, OR 97204

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Mellon Investor Services LLC

520 Pike Street, Suite 1220

Seattle, WA 08101

Attention: Relationship Manager

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

26.     Supplements and Amendments.    Prior to the Distribution Date, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interest of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of any such Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Prior to Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of shares of Common Stock.

27.     Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

28.     Periodic Review.    The Nominating and Corporate Governance Committee of the Company (the “Committee”), composed entirely of independent directors of the Board of Directors of the Company, shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the interests of the Company and its shareholders. The Committee shall conduct such review periodically when, as and in such manner as the Committee deems appropriate, after giving due regard to all relevant circumstances; provided, however, that the Committee shall take such action at least annually. Following each such review, the Committee will report its conclusions to the full Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The Committee shall have the power to set its own agenda and to retain, at the expense of the Company, legal counsel, investment bankers or other advisors, in each case as chosen by the Committee. The Committee shall have the authority to review all information of the Company and to consider any and all factors it deems relevant to an evaluation of whether to maintain or modify this Agreement.

29.     Benefits of this Agreement.    Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Stock).

30.     Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23(a) shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board of Directors of the Company.

31.     Determinations and Actions by the Board of Directors, Etc.    The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (b) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall (a) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (b) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

32.     Governing Law.    This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

33.     Counterparts.    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

34.     Descriptive Headings.    Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

STANCORP FINANCIAL GROUP, INC.

By

Its

MELLON INVESTOR SERVICES LLC

By

Its

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints Eric E. Parsons and Michael T. Winslow as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 5, 2008 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

**** TRY IT OUT ****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-303-3963

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted FOR Items 1, 2, 3 & 4. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2, 3 & 4.

Item 1. ELECTION OF DIRECTORS

Class III Nominees:

01 Frederick W Buckman

02 John E Chapoton

03 Ronald E Timpe

FOR ALL NOMINEES

listed to the left (except as marked to the contrary)

WITHHOLD AUTHORITY

to vote for the nominees listed to the left

Item 2.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR AGAINST ABSTAIN

Item 3.

PROPOSAL TO APPROVE AMENDMENTS TO THE AMENDED 2002 STOCK INCENTIVE PLAN

FOR AGAINST ABSTAIN

Item 4. PROPOSAL TO APPROVE THE AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN

FOR AGAINST ABSTAIN

(Instruction: To withhold authority to vote for any nominee, write the number(s) of the nominees(s) in the space provided below.)

Signature Signature Dated , 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/sfg

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2008 Annual Meeting of Shareholders to be held on May 5, 2008:

The Proxy Statement and the Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/SFG.